EXHIBIT 99.2
                                                                    ------------












                              WESTBANK CORPORATION


                               2002 ANNUAL REPORT


                         CRAFTING A STRATEGY FOR SUCCESS

     TABLE OF CONTENTS


     FINANCIAL HIGHLIGHTS....................................................

     LETTER TO STOCKHOLDERS..................................................

     BUSINESS - WESTBANK CORPORATION AND SUBSIDIARIES........................

     SELECTED CONSOLIDATED FINANCIAL DATA....................................

     MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS................

     CONSOLIDATED BALANCE SHEETS.............................................

     CONSOLIDATED STATEMENTS OF INCOME.......................................

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.........................

     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME.........................

     CONSOLIDATED STATEMENTS OF CASH FLOWS...................................

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................

     INDEPENDENT AUDITORS' REPORT............................................

     CORPORATE DIRECTORY.....................................................

     CORPORATE INFORMATION................................................IBC

FINANCIAL HIGHLIGHTS
WESTBANK CORPORATION AND SUBSIDIARIES



FOR THE YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS)                           2002         2001         2000
================================================================================
Net income                                   $  6,009     $  4,073     $  3,788
Net interest income                            22,521       20,397       19,417
Non-interest income                             4,090        3,489        2,652
Non-interest expense                           16,412       16,841       15,841
Provision for loan losses                       1,333          944          472


YEAR END DECEMBER 31
(DOLLARS IN THOUSANDS)
================================================================================
Securities                                   $132,732     $142,442     $ 97,676
Loans, net                                    473,721      439,723      429,231
Allowance for loan losses                       5,111        4,179        3,670
Assets                                        682,863      628,922      574,596
Deposits                                      561,747      509,849      499,140
Stockholders' equity                           42,612       39,016       34,860


COMMON SHARE DATA (1)
Average diluted shares                      4,509,965    4,513,020    4,487,053
Earnings per diluted share                      $1.33         $.90         $.84





(1) Share amounts and common stock prices are adjusted for the 5 percent stock dividend declared and distributed in January 2003.



CHANGE IN COMMON STOCK PRICE, EARNINGS PER SHARE (DILUTED)
AND BOOK VALUE (BAR GRAPH)
================================================================================
                          Closing           Earnings per Share
                     Common Stock Price         (Diluted)           Book Value
--------------------------------------------------------------------------------
2000                      $ 6.67                 $  .84                $7.86
2001                        9.19                    .90                 8.71
2002                       13.05                   1.33                 9.76

BUSINESS
WESTBANK CORPORATION AND SUBSIDIARIES


CORPORATE ORGANIZATION
Westbank Corporation (hereinafter sometimes referred to as "the Corporation") is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Westbank (hereinafter sometimes referred to as "the Bank"). Westbank Corporation is also the owner of a wholly owned subsidiary, Westbank Capital Trust 1, which was organized for the purpose of facilitating the issuance of the mandatory redeemable preferred stock that was issued on September 30, 1999.

The Corporation is headquartered in West Springfield, Massachusetts. As of December 31, 2002, the Corporation has seventeen (17) offices located in Massachusetts and Connecticut.

WESTBANK
The Bank is a Massachusetts chartered commercial bank and trust company, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. Westbank is the resultant financial institution formed from the merger of the Corporation's two (2) wholly owned subsidiaries, Park West Bank and Trust Company ("Park West") and Cargill Bank ("Cargill') on September 7, 2001.

A full range of retail banking services is furnished to individuals, businesses and nonprofit organizations through seventeen (17) banking offices located in Massachusetts and Connecticut. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations and three (3) off-site locations.

The Bank also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Lorac Leasing Corporation, Park West Securities Corporation, Park West Real Estate Investment Trust, Inc., and PWB&T, Inc., are all wholly owned subsidiaries of the Bank. During 2002, the Bank dissolved Lorac Leasing Corporation, which had been inactive for years.

The Bank also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 2002 amounted to $149,921,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

EMPLOYEES
As of December 31, 2002, the Corporation and its subsidiaries had the equivalent of 156 full-time officers and staff.

COMPETITION
The Corporation's banking, real estate activity and trust services are competitive with other financial institutions. Its service area is in western Massachusetts and northeastern Connecticut. Competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

Competition for trust services from major commercial banks is high, with continuing efforts by those banks to solicit new business. The Trust Department prides itself as one of the few remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

SELECTED CONSOLIDATED FINANCIAL DATA
WESTBANK CORPORATION AND SUBSIDIARIES

Year ended December 31,
(Dollars in Thousands Except Share Amounts)              2002          2001          2000          1999          1998
=====================================================================================================================
Interest and dividend income                          $40,576       $41,088       $42,645       $32,437       $28,631
Interest expense                                       18,055        20,691        23,228        15,316        13,292
---------------------------------------------------------------------------------------------------------------------

Net interest income                                    22,521        20,397        19,417        17,121        15,339
Provision for loan losses                               1,333           944           472            77            41
Non-interest income                                     4,090         3,489         2,652         2,330         2,427
Non-interest expense                                   16,412        16,841        15,841        12,598        12,200
---------------------------------------------------------------------------------------------------------------------

Income before income taxes                              8,866         6,101         5,756         6,776         5,525
Income taxes                                            2,857         2,028         1,968         2,609         2,148
---------------------------------------------------------------------------------------------------------------------

Net income                                           $  6,009      $  4,073      $  3,788      $  4,167       $ 3,377
=====================================================================================================================

Common share data: (1)
   Earnings per share:
      Basic                                            $ 1.36        $  .91        $  .85        $  .94        $  .75
      Diluted                                            1.33           .90           .84           .92           .73
   Cash dividends declared                                .44           .40           .40           .40           .40
   Ending book value                                     9.76          8.71          7.86          7.01          6.14

AT DECEMBER 31:
   Loans, net                                        $473,721      $439,723      $429,231      $438,567      $293,113
   Assets                                             682,863       628,922       574,596       576,150       402,623
   Non-performing assets                                1,558         2,034         2,737         2,881         1,494
   Deposits                                           561,747       509,849       499,140       478,896       342,267
   Borrowings                                          56,392        57,666        20,992        46,546        27,807
   Mandatory redeemable preferred stock                17,000        17,000        17,000        17,000
   Stockholders' equity                                42,612        39,016        34,860        31,543        30,490

AVERAGE FOR YEAR:
   Loans                                              463,488       440,454       445,846       349,614       284,629
   Assets                                             666,120       595,592       581,328       450,691       382,924
   Deposits                                           537,309       486,694       488,396       384,410       335,110
   Stockholders' equity                                40,380        36,920        32,096        31,187        29,229
   Weighted shares outstanding - basic              4,406,583     4,465,054     4,440,560     4,456,622     4,350,159
   Weighted shares outstanding - diluted            4,509,965     4,513,020     4,487,053     4,549,992     4,486,316

SELECTED RATIOS:
   Return on average assets                              .90%          .68%          .65%          .92%          .88%
   Return on average stockholders' equity              14.88         11.03         11.80         13.36         11.55
   Allowance for loan losses to loans at year end       1.07           .94           .85           .88           .90
   Non-performing loans as a percentage
      of total loans at year end                         .33           .41           .51           .55           .35
   Net charge-offs (recoveries) as a
      percentage of average loans                        .09           .10           .16           .14           .15
   Non-performing assets as a percentage of assets       .23           .32           .48           .50           .37


(1) Share amounts are adjusted for the 5 percent stock dividend declared and distributed in January 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
WESTBANK CORPORATION AND SUBSIDIARIES



INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
The following forward-looking statements are made in accordance with the Private Securities Litigation Reform Act of 1995.

The Corporation has made, and may make in the future, forward-looking statements concerning future performance, including, but not limited to, future earnings and events or conditions that may affect such future performance. These forward-looking statements are based upon management's expectations and belief concerning possible future developments and the potential effect of such future developments on the Corporation. There is no assurance that such future developments will be in accordance with management's expectations and belief or that the effect of any future developments on the Corporation will be those anticipated by management.

All assumptions that form the basis of any forward-looking statements regarding future performance, as well as events or conditions that may affect such future performance, are based on factors that are beyond the Corporation's ability to control or predict with precision, including future market conditions and the behavior of other market participants. Among the factors that could cause actual results to differ materially from such forward-looking statements are the following:

1. The status of the economy in general, as well as in the Corporation's primary market areas of western Massachusetts and northeastern Connecticut;
2.   The real estate market in western Massachusetts and northeastern
     Connecticut;
3. Competition in the Corporation's primary market area from other banks, especially in light of continued consolidation in the New England banking industry;
4.   Any changes in federal and state bank regulatory requirements;
5.   Changes in interest rates;
6. The cost and other effects of unanticipated legal and administrative cases and proceedings, settlements and investigations;
7. Unanticipated changes in laws and regulations, including federal and state banking laws and regulations, to which the Corporation and its subsidiaries are subject;
8. Changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board or any regulatory agency having authority over the Corporation and/or its subsidiaries; and
9. Disruption in general economic conditions due to military or terrorist activity.

Forward-looking statements speak only as of the date they were made. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation's performance in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its quarterly and annual reports, the Corporation does not intend to review or revise any particular forward-looking statement.

WESTBANK CORPORATION AND SUBSIDIARIES

CRITICAL ACCOUNTING POLICIES
Management believes that the Corporation's critical accounting policies are accounting for securities and loans, including revenue recognition, the allowance for loan losses and the classification of securities. The Corporation's accounting policy for each of these items is described below.

SECURITIES
Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities that have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held-to-maturity or available-for-sale at the time of purchase. In addition, any mortgage-backed securities created out of the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of available-for-sale securities are recognized in non-interest income at the time of sale on a specific identification basis. Securities that have experienced an other-than-temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss. The Corporation does not engage in trading activities.

LOANS
Loans have been reduced by deferred loan fees and the allowance for loan losses. Interest Income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield. Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent ninety
(90) days, unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively, SFAS No. 114). A loan is recognized as impaired when it is probable that either principal or interest are not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The appropriateness of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the appropriateness of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at an appropriate level to absorb losses. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income.

WESTBANK CORPORATION AND SUBSIDIARIES




SUMMARY OF RESULTS
This section presents discussion and analysis of the Corporation's consolidated financial condition at December 31, 2002 and 2001 and consolidated results of operations for each of the three (3) years in the period ended December 31, 2002. The Corporation is consolidated with its wholly owned subsidiary, Westbank. This discussion and analysis should be read in conjunction with the financial statements contained elsewhere in this Annual Report on Form 10-K.

Effective January 29, 1999, Cargill Bank was merged with and into Westbank Corporation, pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.365 shares of the Corporation's common stock. Approximately 400,164 of the Corporation's common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method of accounting and, accordingly, all historical financial data has been restated to include both entities for all periods presented. The restatement of the historical data is based on the Corporation's fiscal year-end December 31 and Cargill's fiscal year-end September 30 for all periods prior to 1999.

On October 29, 1999, Cargill Bank completed its acquisition of the Connecticut division of New London Trust. The two New London Trust offices became offices of Cargill Bank. The acquisition resulted in $106 million of assets (loans of $84 million) and $106 million of liabilities being acquired as of October 29, 1999. The Corporation has accounted for this acquisition on the purchase accounting method. On September 7, 2001, Cargill was merged with and into Park West, operating under the name Westbank.

For 2002, the Corporation reported net income of $6,009,000 or $1.33 per diluted share after providing $1,333,000 for loan losses. This compares to net income of $4,073,000 or $.90 per diluted share for 2001. The Corporation's 2001 earnings reflected a provision for loan losses of $944,000.

Net interest income increased by $2,124,000 from 2001 to 2002. Non-interest income increased by $601,000 from the prior year and by $1,438,000 versus 2000. Non-interest income for 2002 reflects an increase in Trust Department earnings of $17,000, a decrease in service charges on deposit accounts and loan servicing income of $69,000, a decrease from gain on sale of investments, other real estate owned, mortgages and equipment totaling $394,000 and an increase in other non-interest income of $1,047,000. Included in other non-interest income is $800,000 in life insurance proceeds and an increase of $193,000 in cash surrender value of bank-owned life insurance.

Non-interest expense amounted to $16,412,000 in 2002, a decline of $429,000 or 2.55%. The decline in operating expenses for 2002 is due in part to the Corporation adopting SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), effective January 1, 2002, and the adoption of SFAS No. 147, "Acquisition of Certain Financial Institutions" ("SFAS No. 147"), effective September 30, 2002. In accordance with these statements, the Corporation has ceased amortization of goodwill and has performed a transitional goodwill impairment test. The adoption of SFAS No. 142 and SFAS No. 147 eliminated intangible amortization of goodwill in the amount of $684,000 for 2002. In addition to the above, salaries and benefits increased $703,000, occupancy expense increased $66,000 and other non-interest expense declined $514,000 as a result of efficiencies achieved through the merger of the Connecticut and Massachusetts bank subsidiaries.

At December 31, 2002, the Corporation's total assets were $682,863,000, an increase of $53,941,000 or 8.58% compared to year-end 2001.

Non-performing assets amounted to $1,558,000 or .23% of total assets at December 31, 2002, compared with $2,034,000 or .32% at the end of 2001.

WESTBANK CORPORATION AND SUBSIDIARIES


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions that can apply to a financial institution. As of December 31, 2002, the Bank's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate deposit reporting exists. In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.

COMPONENTS OF CAPITAL
As of December 31, 2002, stockholders' equity increased to $42.6 million, a 9.22% increase compared to December 31, 2001. Stockholders' equity increased as a result of the Corporation's net income of $6 million and an improvement in the unrealized gain on securities available for sale of $1.1 million, net of taxes less $1.8 million paid in dividends to shareholders and the repurchase of $2,615,000 in the Corporation's stock. In addition, the Corporation reissued 96,365 shares of Treasury stock totaling $834,000, primarily for the purpose of the Corporation's dividend reinvestment program.

Capital guidelines issued by the Federal Reserve Board require the Corporation to maintain certain capital ratios. As of December 31, the Corporation's regulatory capital ratios were as follows:
                                                    2002       2001       2000
                                                    ----       ----       ----
Tier 1 leverage capital (to average assets)         6.60%      6.96%      6.45%

Tier 1 risk-based capital (minimum required 4%)    10.56      10.79      10.34

Total risk-based capital (minimum required 8%)     12.63      13.03      12.84

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based, or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.

DISCUSSION OF MARKET RISK
Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, concentrates on fundamental strategies to structure the balance sheet and the composition of assets and liabilities. The Corporation does not utilize interest rate futures, swaps or options transactions. It's approach reflects managing risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts as well as a combination of fixed and variable rate deposit products and borrowed funds. Corporate policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

The Corporation seeks to control its interest rate risk exposure in a manner that allows for adequate levels of earnings and capital over a range of possible interest rate environments. The Corporation has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, the Corporation actively manages interest rate risk through the use of a simulation model that measures the sensitivity of future net interest income to changes in interest rates. In addition, the Corporation regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

WESTBANK CORPORATION AND SUBSIDIARIES


On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Corporation's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 2002 and 2001:
                                                         Percentage Change in
Change in Interest Rates                                  Net Interest Income
  (In Basis Points)                                         2002        2001
================================================================================
        +200                                                4.00%          0%
        Level                                                  0           0
        -200                                               (6.00)      (1.00)

The model utilized to create the results presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change.

In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. The Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short term loans. The Bank also attempts to maintain and/or increase its savings and transaction accounts, which are considered relatively insensitive to changes in interest rates.

The Corporation also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rise and increase when rates fall. Also, these examples assume that interest-rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 2002, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

WESTBANK CORPORATION AND SUBSIDIARIES


                                            THREE     OVER THREE       OVER ONE           OVER
                                           MONTHS      MONTHS TO        YEAR TO           FIVE
(DOLLARS IN THOUSANDS)                    OR LESS         A YEAR     FIVE YEARS          YEARS          TOTAL
=============================================================================================================
EARNING ASSETS
   Investments                         $    7,854     $       58     $    1,595     $  123,225     $  132,732
   Interest bearing cash                       98                                                          98
   Loans                                   85,565         58,786        159,055        175,426        478,832
   Federal funds sold                      28,185                                                      28,185
-------------------------------------------------------------------------------------------------------------
                                          121,702         58,844        160,650        298,651        639,847
INTEREST BEARING LIABILITIES
   Savings deposits                                       10,039         90,352                       100,391
   NOW accounts                                            3,367         30,298                        33,665
   Money market accounts                   40,775                                                      40,775
   Other time deposits                     76,980        108,333        127,392             42        312,747
   Borrowed funds and preferred stock      23,602         10,000         22,790         17,000         73,392
-------------------------------------------------------------------------------------------------------------
                                       $  141,357     $  131,739     $  270,832     $   17,042     $  560,970
=============================================================================================================

Interest Rate
   Sensitivity Gap                     $  (19,655)    $  (72,895)    $ (110,182)    $  281,609     $   78,877
Cumulative Interest Rate
   Sensitivity Gap                        (19,655)       (92,550)      (202,732)        78,877
Interest Rate
   Sensitivity Gap Ratio                    (3.07)%       (11.39)%       (17.22)%        44.01%
Cumulative Interest Rate
   Sensitivity Gap Ratio                    (3.07)        (14.46)        (31.68)         12.33


The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $10,039,000 and $3,367,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

Westbank seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Westbank's earnings due to the rate of variability and short-term maturities of its earning assets.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY -
INTEREST RATES AND INTEREST DIFFERENTIAL
The following table presents the condensed consolidated average balance sheets for 2002, 2001 and 2000. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

WESTBANK CORPORATION AND SUBSIDIARIES


                                                2002                           2001                           2000
                                    ---------------------------    ---------------------------    ---------------------------
                                                        AVERAGE                        AVERAGE                        AVERAGE
                                               INTEREST  YIELD/               INTEREST  YIELD/               INTEREST  YIELD/
                                    AVERAGE     INCOME/    RATE    AVERAGE     INCOME/    RATE    AVERAGE     INCOME/    RATE
(DOLLARS IN THOUSANDS)              BALANCE     EXPENSE    PAID    BALANCE     EXPENSE    PAID    BALANCE     EXPENSE    PAID
=============================================================================================================================
ASSETS
Securities:
   U.S. Treasury                    $     63    $     1    1.59%   $    450    $    27    6.00%   $    534    $    32    6.00%
   Federal agencies                  131,908      7,989    6.06     105,260      6,926    6.58      90,018      6,422    7.13
   Tax exempt federal (a)                626         44    7.03         614         42    7.00         616         42    6.82
   Other securities                    7,979        329    4.12       6,988        408    5.84       4,007        292    7.29
-----------------------------------------------------------------------------------------------------------------------------
Total securities                     140,576      8,363    5.95     113,312      7,403    6.53      95,175      6,788    7.13
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
   temporary investments                 622         28    4.50         351         15    4.27         765         41    5.36
-----------------------------------------------------------------------------------------------------------------------------
Loans: (b)
   Commercial                         62,971      4,061    6.45      58,689      4,524    7.71      60,064      5,608    9.34
   Tax exempt federal (a)              6,658        561    8.43       4,534        423    9.33       4,653        413    8.88
   Real estate                       332,215     23,531    7.08     324,139     24,513    7.56     333,757     26,008    7.79
   Consumer                           61,644      3,943    6.40      53,092      4,210    7.93      47,372      3,708    7.83
-----------------------------------------------------------------------------------------------------------------------------
   Total loans                       463,488     32,096    6.92     440,454     33,670    7.64     445,846     35,737    8.02
-----------------------------------------------------------------------------------------------------------------------------
Federal funds sold                    20,992        295    1.41       5,013        158    3.15       3,793        234    6.17
-----------------------------------------------------------------------------------------------------------------------------
Total earning assets                 625,678    $40,782    6.52%    559,130    $41,246    7.38%    545,579    $42,800    7.84%
-----------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses             (4,603)                        (4,039)                        (3,937)
Cash and due from banks               15,787                         13,435                         14,054
Other assets                          29,258                         27,066                         25,632
-----------------------------------------------------------------------------------------------------------------------------
Total assets                        $666,120                       $595,592                       $581,328
=============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                          $129,604    $ 1,561    1.20%   $133,742    $ 2,665    1.99%   $127,764    $ 3,365    2.63%
   Money market                       34,403        736    2.14      18,258        387    2.12      24,021        765    3.18
   Negotiated rate certificates       59,104      2,014    3.41      48,817      2,325    4.76      50,391      2,899    5.75
   Other time deposits               242,242      9,866    4.07     221,311     11,731    5.30     225,609     12,464    5.52
-----------------------------------------------------------------------------------------------------------------------------
   Total time deposits               465,353     14,177    3.05     422,128     17,108    4.05     427,785     19,493    4.56
Borrowed funds/preferred stock        83,068      3,878    4.67      68,032      3,583    5.27      57,717      3,735    6.47
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   548,421    $18,055    3.29%    490,160    $20,691    4.22%    485,502    $23,228    4.78%
Demand deposits                       71,956                         64,566                         60,610
Other liabilities                      5,363                          3,946                          3,120
Stockholders' equity                  40,380                         36,920                         32,096
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity             $666,120                       $595,592                       $581,328
=============================================================================================================================
Net interest income                             $22,727                        $20,555                        $19,572
Yield spread                                               3.23%                          3.16%                          3.06%
Net yield on earning assets/net
   interest margin                                         3.63%                          3.68%                          3.59%
Deduct tax equivalent adjustment                    206                            158                            155
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                             $22,521                        $20,397                        $19,417
=============================================================================================================================

(A) TAX EQUIVALENT BASIS. INTEREST INCOME ON NON-TAXABLE INVESTMENT SECURITIES AND LOANS INCLUDES THE EFFECTS OF THE TAX EQUIVALENT ADJUSTMENTS USING THE MARGINAL FEDERAL TAX RATE OF 34% IN ADJUSTING TAX EXEMPT INTEREST INCOME TO A FULLY TAXABLE BASIS.
(B) AVERAGE LOAN BALANCES ABOVE INCLUDE NON-ACCRUAL LOANS. WHEN A LOAN IS PLACED IN NON-ACCRUAL STATUS, INTEREST INCOME IS RECORDED TO THE EXTENT ACTUALLY RECEIVED IN CASH OR IS APPLIED TO REDUCE PRINCIPAL.

During 2002, the yield spread increased to 3.23% versus 3.16% in 2001. The Corporation's net interest margin decreased during 2002 to 3.63% from 3.68% in 2001, a decrease of 5 basis points. The section titled Rate/Volume Analysis further describes the change in yields. During 2001, the yield spread increased to 3.16% versus 3.06% in 2000. The Corporation's net interest margin increased during 2001 to 3.68% from 3.59% in 2000, an increase of 9 basis points.

WESTBANK CORPORATION AND SUBSIDIARIES


RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS
The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis at 34%), interest expense and net interest income and changes therein for 2002 as compared with 2001 and 2001 compared with 2000.

                                       2002 COMPARED WITH 2001                               2001 COMPARED WITH 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                              INCREASE          DUE TO *                             INCREASE          DUE TO *
(DOLLARS IN THOUSANDS)    2002       2001    (DECREASE)   VOLUME      RATE       2001       2000    (DECREASE)   VOLUME      RATE
===================================================================================================================================
Interest earned:
   Securities:
   U.S. Treasury        $      1   $     27   $    (26)  $    (14)  $    (12)  $     27   $     32   $     (5)  $     (5)
   Federal agencies        7,989      6,926      1,063      1,645       (582)     6,926      6,422        504      1,029   $   (525)
   Tax exempt federal         44         42          2          1          1         42         42
   Other securities          329        408        (79)        52       (131)       408        292        116        183        (67)
Interest-bearing cash         28         15         13         12          1         15         41        (26)       (19)        (7)
Loans:
   Commercial              4,061      4,524       (463)       313       (776)     4,524      5,608     (1,084)      (126)      (958)
   Tax exempt federal        561        423        138        182        (44)       423        413         10        (10)        20
   Real estate            23,531     24,513       (982)       602     (1,584)    24,513     26,008     (1,495)      (738)      (757)
   Consumer                3,943      4,210       (267)       618       (885)     4,210      3,708        502        453         49
Federal funds sold           295        158        137        246       (109)       158        234        (76)        61       (137)
-----------------------------------------------------------------------------------------------------------------------------------
                          40,782     41,246       (464)     3,657     (4,121)    41,246     42,800     (1,554)       828     (2,382)
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings                 1,561      2,665     (1,104)       (80)    (1,024)     2,665      3,365       (700)       151       (851)
   Money market              736        387        349        345          4        387        765       (378)      (158)      (220)
   Negotiated rate
     certificates          2,014      2,325       (311)       430       (741)     2,325      2,899       (574)       (88)      (486)
   Other time deposits     9,866     11,731     (1,865)     1,038     (2,903)    11,731     12,464       (733)      (237)      (496)
   Borrowed funds          3,878      3,583        295        732       (437)     3,583      3,735       (152)       607       (759)
-----------------------------------------------------------------------------------------------------------------------------------
                          18,055     20,691     (2,636)     2,465     (5,101)    20,691     23,228     (2,537)       275     (2,812)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income     $ 22,727   $ 20,555   $  2,172   $  1,442   $    730   $ 20,555   $ 19,572   $    983   $    553   $    430
===================================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 2002 increased to $22,727,000, up 10.57% from $20,555,000 in 2001. An 11.94% increase in average earning assets and an 86 basis point decrease in average rate of return resulted in an increase in volume of $3,657,000 and a decrease in rate of $4,121,000. An increase of 11.89% in average interest-bearing liabilities and a 93 basis point decrease in average rate of interest paid contributed to an increase in volume of $2,465,000 and a decrease in rate of $5,101,000.

Net interest income for 2001 increased to $20,555,000, up 5.0% from $19,572,000 in 2000. A 2.48% increase in average earning assets and a 46 basis point decrease in average rate of return resulted in an increase in volume of $828,000 and a decrease in rate of $2,382,000. A decrease of .96% in average interest-bearing liabilities and a 56 basis point decrease in average rate of interest paid contributed to an increase in volume of $275,000 and a decrease in rate of $2,812,000.

WESTBANK CORPORATION AND SUBSIDIARIES




LIQUIDITY
Liquidity refers to the Corporation's ability to generate adequate amounts of cash to fund loan originations, security purchases, deposit withdrawals, and fund dividends on the Corporation's common stock and Mandatory Redeemable Preferred Stock.

The Corporation's liquidity position is monitored by the Asset/Liability Committee, based on policies approved by the Board of Directors. The Committee meets regularly to review and direct the Bank's investment, lending and deposit-gathering activities.

At December 31, 2002, the Corporation maintained cash balances, short-term investments and investments available for sale totaling $180 million, representing 26% of total year-end assets, versus $160 million or 25% of total assets at December 31, 2001.

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities available for sale, as compared to deposits and borrowings, are used by the Corporation to compute its liquidity on a daily basis.

The primary source of funds for the payment of dividends by the Corporation is dividends paid to the Corporation by the Bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends, if the effect thereof would cause the capital of the Bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Corporation's ability to pay dividends.

Management of the Corporation believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 6 in the Notes to Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

WESTBANK CORPORATION AND SUBSIDIARIES


SECURITIES PORTFOLIO
Refer to Note 2 in the Notes to Consolidated Financial Statements of this report for further discussion. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                                                                           2002          2001          2000
=============================================================================================================================
U. S. Government obligations                                                             $             $             $    499
Federal agency obligations                                                                                              9,448
Mortgage-backed securities                                                                    436           757         1,462
-----------------------------------------------------------------------------------------------------------------------------
Amortized cost                                                                           $    436      $    757      $ 11,409
=============================================================================================================================

The following table shows the estimated fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                                                                           2002          2001          2000
=============================================================================================================================
U. S. Government obligations                                                             $     26      $     66      $     38
Federal agency obligations                                                                 49,531        72,659        61,465
Mortgage-backed securities                                                                 73,938        60,359        18,929
Municipal bonds                                                                               984           633           624
Equity securities                                                                           7,817         7,968         5,211
-----------------------------------------------------------------------------------------------------------------------------
Estimated fair value                                                                      132,296       141,685        86,267
Gross unrealized (gain) loss on
   securities available for sale                                                           (3,762)       (2,075)          295
-----------------------------------------------------------------------------------------------------------------------------
Amortized cost                                                                           $128,534      $139,610      $ 86,562
=============================================================================================================================

The following table shows weighted average yields and maturity distribution (in thousands) of debt securities at December 31, 2002:

                    WITHIN 1 YEAR           1 TO 5 YEARS            5 TO 10 YEARS           AFTER 10 YEARS              TOTAL
                  AVERAGE AMORTIZED       AVERAGE AMORTIZED       AVERAGE AMORTIZED       AVERAGE AMORTIZED       AVERAGE AMORTIZED
                   YIELD     COST          YIELD     COST          YIELD     COST          YIELD     COST          YIELD     COST
===================================================================================================================================
U. S. Government
  obligations      1.23%    $    26                                                                                1.23%    $    26
Federal agency
  obligations                              7.69%    $ 1,000        5.74%    $47,639                                5.78      48,639
Mortgage-backed
  securities       5.91          45        5.92          65        5.35      11,647        6.16%    $59,218        6.03      70,975

Municipal bonds                            4.48         913                                                        4.48         913
-----------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities         4.20%    $    71        6.15%    $ 1,978        5.66%    $59,286        6.16%    $59,218        5.91%   $120,553
===================================================================================================================================

The weighted average yield for the above securities has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding. For purposes of the above table, mortgage-backed securities are distributed using actual maturity dates.

WESTBANK CORPORATION AND SUBSIDIARIES


LOAN PORTFOLIO
The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                       2002          2001          2000          1999          1998
======================================================================================================
Commercial                          $   61,115    $   53,756    $   59,998    $   56,136    $   41,760
------------------------------------------------------------------------------------------------------
Real Estate:
   Construction                          8,700         5,154         5,160         5,952         5,998
   Residential (1-4 family)            267,319       259,791       248,059       263,832       168,744
   Commercial properties                94,637        83,443        84,833        85,385        60,348
------------------------------------------------------------------------------------------------------
Total Real Estate                      370,656       348,388       338,052       355,169       235,090
------------------------------------------------------------------------------------------------------
Consumer                                39,730        37,292        34,578        31,556        19,277
------------------------------------------------------------------------------------------------------
Leases                                   7,743         4,841           654           140
------------------------------------------------------------------------------------------------------
   Gross loans                         479,244       444,277       433,282       443,001       296,127
Deferred loan origination
   fees-net of costs                      (412)         (375)         (381)         (526)         (349)
------------------------------------------------------------------------------------------------------
Total Loans                            478,832       443,902       432,901       442,475       295,778
Allowance for loan
   losses                               (5,111)       (4,179)       (3,670)       (3,908)       (2,665)
------------------------------------------------------------------------------------------------------
Net loans                           $  473,721    $  439,723    $  429,231    $  438,567    $  293,113
======================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts and Northeastern Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $7,991,000 or 18.8% of stockholders' equity as of December 31, 2002, compared to $3,744,000 or 9.6% as of December 31, 2001.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 2002:

                                                  12 MONTHS       1 - 5         AFTER
(DOLLARS IN THOUSANDS)                             OR LESS        YEARS        5 YEARS        TOTAL
======================================================================================================
Commercial                                        $   44,763    $   15,333    $    1,019    $   61,115
Real estate:
   Construction                                        8,700                                     8,700
   Commercial                                         30,424        55,673         8,540        94,637
------------------------------------------------------------------------------------------------------
   Totals                                         $   83,887    $   71,006    $    9,559    $  164,452
======================================================================================================

Of the commercial loans which mature beyond one year, approximately $15,282,000 have fixed rates and the remaining $1,071,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $13,677,000 and $60,600,000, respectively, at December 31, 2002 and $11,855,000 and $47,031,000, respectively, in 2001. See further discussion in Note 13 to the Consolidated Financial Statements.

WESTBANK CORPORATION AND SUBSIDIARIES


LOAN LOSS EXPERIENCE
The provision for loan losses is an amount charged to income to bring the allowance for loan losses to a level deemed appropriate by management. The provision for losses is dependent on actual net write-offs and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on a review of these factors and the provision for loan losses recorded, the allowance for loan losses at December 31, 2002 is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties.
The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                 2002          2001          2000          1999          1998
======================================================================================================
Balance at beginning of year        $    4,179    $    3,670    $    3,908    $    2,665    $    3,057
Provision charged to expense             1,333           944           472            77            41
------------------------------------------------------------------------------------------------------
Acquisition                                                                        1,669
------------------------------------------------------------------------------------------------------
                                         5,512         4,614         4,380         4,411         3,098
------------------------------------------------------------------------------------------------------
Charge-off's:
   Loans secured by real estate            134            52           163            78           318
   Commercial and industrial loans         169           358           538           455           153
   Consumer loans                          186           117            88            90            47
------------------------------------------------------------------------------------------------------
                                           489           527           789           623           518
------------------------------------------------------------------------------------------------------
Recoveries:
   Loans secured by real estate             12            60            32            79            42
   Construction/land development                                                      14
   Commercial and industrial loans          39            19            27            15            30
   Consumer loans                           37            13            20            12            13
------------------------------------------------------------------------------------------------------
                                            88            92            79           120            85
------------------------------------------------------------------------------------------------------
Net charge-off's                           401           435           710           503           433
------------------------------------------------------------------------------------------------------
Balance at end of year              $    5,111    $    4,179    $    3,670    $    3,908    $    2,665
======================================================================================================
Average loans outstanding           $  463,488    $  440,454    $  445,846    $  349,614    $  284,629
======================================================================================================
Net charge-off's as a percentage
   of average loans                       0.09%         0.10%         0.16%         0.14%         0.15%
Net charge-off's as a percentage of
   the allowance at January 1             9.60         11.85         18.17         18.87         14.16
Allowance as a percentage of total
   loans at December 31                   1.07          0.94          0.85          0.88          0.90
Allowance as a percentage of non-
   performing loans at December 31      328.05        228.36        167.12        160.23        259.24

WESTBANK CORPORATION AND SUBSIDIARIES

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

(DOLLARS IN THOUSANDS)        2002                   2001                   2000                   1999                   1998
===================================================================================================================================
                                   % OF                   % OF                   % OF                   % OF                   % OF
                                  TOTAL                  TOTAL                  TOTAL                  TOTAL                  TOTAL
LOAN CATEGORY           AMOUNT    LOANS        AMOUNT    LOANS        AMOUNT    LOANS        AMOUNT    LOANS        AMOUNT    LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Real Estate             $2,965    75.53%       $2,216    77.24%       $2,212    76.83%       $2,986    78.84%       $1,764    77.38%
Construction                49     1.82            15     1.16            17     1.19            64     1.34            70     2.03
Commercial               1,674    12.75         1,726    12.11         1,066    13.85           579    12.67           628    14.10
Leases                     116     1.62            73     1.09            98      .15             2      .03
Consumer                   307     8.28           149     8.40           277     7.98           277     7.12           203     6.49
-----------------------------------------------------------------------------------------------------------------------------------
                        $5,111      100%       $4,179      100%       $3,670      100%       $3,908      100%       $2,665      100%
===================================================================================================================================

ALLOWANCE FOR LOAN LOSSES
The approach the Corporation uses in determining the appropriateness of the allowance for loan losses and the required provision is the combination of a target reserve for impaired and classified loans, a formula-calculated reserve and a general reserve allocation. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have probable loss exposure.

The target reserve allocation incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This accounting standard prescribes the measurement method and disclosures related to impaired loans. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan's contractual terms. A loan is not deemed to be impaired if there is a short delay in receipt of payment or if, during a longer period of delay, the Corporation expects to collect all amounts due, including interest accrued at the contractual rate during the period of delay. Measurement of impairment can be based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral-dependent. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114.

The formula reserve allocation is calculated by applying loss factors to outstanding loans by loan category. Loss factors are based on historical loss experience.

The general reserve allocation incorporates general business and economic conditions, credit quality trends, loan concentrations, industry conditions within portfolio segments and overall delinquency levels.

The allowance for loan losses is increased by provisions charged against current earnings. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. Management believes that the allowance for loan losses is appropriate. While management uses available information to assess possible losses on loans, future adjustments to the allowance may be necessary based on changes in non-performing loans, changes in economic conditions or for other reasons. Any future adjustments to the allowance would be recognized in the period in which they were determined to be necessary. In addition, various regulatory agencies periodically review the Corporation's allowance for loan losses as an integral part of their examination process. Such agencies may require the Corporation to recognize adjustments to the allowance, based on judgements different from those of management. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance.

During 2002, 2001 and 2000, the Bank made additions to the allowance of $1,333,000, $944,000 and $472,000 respectively, while recoveries totaled $88,000, $92,000 and $79,000 respectively, and charge-off's totaled $489,000, $527,000 and $789,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES





NON-PERFORMING ASSETS

LOANS

Loans on which interest and principal payments are 90 days or more past due are placed on a non-accrual basis (earlier, if deemed appropriate) and interest is reversed unless management determines that the collectibility of principal and interest is not reasonably considered in doubt. The following table sets forth information with regard to non-performing loans as of the end of each year indicated:

(DOLLARS IN THOUSANDS)                          2002          2001          2000          1999          1998
=============================================================================================================
Loans on a non-accrual basis                   $1,372        $1,040        $1,778        $2,001        $  797
=============================================================================================================
Non-accrual loans as a percentage
   of total net loans outstanding                0.29%         0.24%         0.41%         0.46%         0.27%
Non-accrual loans as a percentage
   of total assets                               0.20          0.17          0.31          0.35          0.20
Loans contractually past due 90
   days or more and still accruing             $  186        $  790        $  418        $  438        $  231


The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis was $159,000, $148,000, $159,000, $77,000 and $35,000 for 2002, 2001, 2000, 1999 and 1998, respectively. The
Corporation did not recognize any interest income related to non-accrual loans during the five(5)-year period.

The Bank evaluates loans for impairment in accordance with SFAS No. 114 "Accounting for Impaired Loans." Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 2002 and 2001 on impaired loans was not significant. At December 31, 2002 and 2001, the recorded investment in impaired loans was $411,000 and $336,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 2002, the average recorded investment in impaired loans was $632,000 compared to $629,000 for 2001 and $441,000 for 2000.


NON-PERFORMING ASSETS (BAR GRAPH)
(IN THOUSANDS)
=============================================================================================================
2000                                           $2,737
2001                                            2,034
2002                                            1,558

WESTBANK CORPORATION AND SUBSIDIARIES




OTHER REAL ESTATE OWNED
The following table sets forth information regarding other real estate owned at December 31:

(DOLLARS IN THOUSANDS)                          2002          2001          2000          1999          1998
=============================================================================================================
Other real estate owned - net                  $    0        $  204        $  541        $  442        $  466
Other real estate owned as a
   percentage of total assets                       0%          .03%          .09%          .08%          .12%


DEPOSITS
The following table sets forth the average amounts of, and average rates paid on, various classifications of deposits:

                                                      2002                   2001                   2000
(DOLLARS IN THOUSANDS)                          AMOUNT     RATE        AMOUNT     RATE        AMOUNT     RATE
=============================================================================================================
Savings                                        $129,604    1.20%      $133,742    1.99%      $127,764    2.63%
Money market                                     34,403    2.14         18,258    2.12         24,021    3.18
Certificates of deposit                          59,104    3.41         48,817    4.76         50,391    5.75
Other time deposits                             242,242    4.07        221,311    5.30        225,609    5.52
-------------------------------------------------------------------------------------------------------------
                                                465,353    3.05%       422,128    4.05%       427,785    4.56%
-------------------------------------------------------------------------------------------------------------
Demand deposits                                  71,956                 64,566                 60,610
                                               $537,309               $486,694               $488,395
=============================================================================================================

Certificates of deposit of $100,000 and over at December 31, 2002 had the following maturities:

                                               3 MONTHS       3 TO 6       6 TO 12     1 YEAR TO
(DOLLARS IN THOUSANDS)                          OR LESS       MONTHS        MONTHS      5 YEARS       TOTAL
=============================================================================================================
Totals                                         $ 19,142      $  8,450      $  9,916     $ 23,218     $ 60,726
=============================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


RETURN ON EQUITY AND ASSETS
The Corporation's return on average equity and assets for each of the years ended December 31 were as follows:

                                                                         2002           2001           2000
=============================================================================================================
Return on average total assets                                             .90%           .68%           .65%
Return on average stockholders' equity                                   14.88          11.03          11.80
Average stockholders' equity to average total assets                      6.06           6.20           5.52
Dividend payout ratio                                                    30.77          41.59          44.80

BORROWINGS
The following table summarizes short-term borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(DOLLARS IN THOUSANDS)                                                   2002           2001           2000
=============================================================================================================
Balance at year end                                                    $15,302        $25,415        $13,992
Average amount outstanding                                              21,279         28,582         33,144
Maximum amount outstanding at any month-end                             49,009         51,149         43,535
Average interest rate for the year                                        1.43%          2.88%          4.98%
Average interest rate on year-end balance                                 0.76           1.36           4.97

COMPARISON OF OPERATING RESULTS
In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 2002, 2001 and 2000 will be covered in greater detail. As of December 31, 2002, the principal earning assets of the holding company consist of a commercial bank, Westbank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2002. The significant changes are discussed in the analysis that follow the summary.

                                                                                           PERCENTAGE OF
                                                                                        INCREASE (DECREASE)
                                                                                        2002           2001
                                                                                        OVER           OVER
(DOLLARS IN THOUSANDS)                           2002         2001         2000         2001           2000
=============================================================================================================
Net interest income                          $   22,521   $   20,397   $   19,417        10.41%        5.05%
Provision for loan losses                         1,333          944          472        41.21       100.00
Non-interest income                               4,090        3,489        2,652        17.23        31.56
Non-interest expense                             16,412       16,841       15,841        (2.55)        6.31
Income taxes                                      2,857        2,028        1,968        40.88         3.05
-------------------------------------------------------------------------------------------------------------
Net Income                                   $    6,009   $    4,073   $    3,788        47.53%        7.52%
=============================================================================================================

INTEREST INCOME
Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 2002 amounted to $40,576,000 as compared to $41,088,000 for 2001 and $42,645,000 for 2000. For 2002 this represents a decrease of $512,000 or 1.25% versus 2001, while interest income decreased by $1,557,000 or 3.7% in 2001 over 2000. The decrease in 2002 is the result of an increase in average earning assets of $66,548,000 or 11.90%, offset by a decrease of 86 basis points in average earning interest rate. The decrease in 2001 from 2000 is the result of an increase in average earning assets of $13,551,000 offset by a decrease of 46 basis points in average earning interest rate.

RETURN ON AVERAGE ASSETS (BAR GRAPH)
=============================================================================================================
2000                                .65%
2001                                .68
2002                                .90

WESTBANK CORPORATION AND SUBSIDIARIES

INTEREST EXPENSE
Interest expense for 2002 on deposits and borrowings amounted to $18,055,000 as compared to $20,691,000 in 2001 and $23,228,000 for 2000. Interest expense decreased by $2,636,000 or 12.74% during 2002 compared to 2001; during 2001, interest expense decreased by $2,537,000 or 10.9% versus 2000. The 2002 decrease is the result of an increase in average interest-bearing liabilities of $58,261,000 and a 93 basis point decrease in the average rate of interest paid compared to 2001. The decrease in interest expense during 2001 versus 2000 is the result of a decrease in average interest-bearing liabilities of $4,658,000 combined with a 56 basis point decrease in the average interest rate paid.

NET INTEREST INCOME
Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. Westbank's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income:

(DOLLARS IN THOUSANDS)               2002            2001            2000
================================================================================
Total interest income              $ 40,576        $ 41,088        $ 42,645
Total interest expense               18,055          20,691          23,228
--------------------------------------------------------------------------------
Net interest income                $ 22,521        $ 20,397        $ 19,417
================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities which result in net interest income.

PROVISION FOR LOAN LOSSES
The 2002 provision for loan losses totaled $1,333,000 compared with $944,000 in 2001, up $389,000 or 41%. The increase in the provision for loan losses during 2002 is attributable to an increase in the size of the overall loan portfolio. During 2001, the provision increased by $472,000 versus 2000. The increase in the provision for loan losses during 2001 is attributable to an increase in the percentage the Corporation utilizes in its analysis and risk assessment of the loan portfolio. Based on this and the weakened economy, management determined that an increase in the provision was warranted. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS. When determining the provision for loan losses, management evaluates several factors including new loan originations, actual and projected charge-off's, and risk characteristics inherent in the loan portfolio.

NON-INTEREST INCOME
Income from sources other than interest was $4,090,000 in 2002, an increase of $601,000 from the prior year and an increase of $1,438,000 versus 2000. Non-interest income for 2002 reflects an increase in Trust Department earnings of $17,000, a decrease in service charges on deposit accounts and loan servicing income of $69,000, a decrease from gain on sale of investments, other real estate owned, mortgages and equipment totaling $394,000 and an increase in other non-interest income of $1,047,000. Included in other non-interest income is $800,000 in life insurance proceeds and an increase of $193,000 in cash surrender value of bank-owned life insurance. Non-interest income for 2001 reflects an increase in Trust Department earnings of $107,000, an increase in service charges on deposit accounts and other non-interest income of $948,000, a decrease in loan servicing income of $239,000 and a net increase from the gain on sale of investments, other real estate, mortgages and equipment totaling $21,000 compared to 2000.

NET INTEREST INCOME (BAR GRAPH)
(IN THOUSANDS)
================================================================================
2000                                          $19,417
2001                                           20,397
2002                                           22,521

WESTBANK CORPORATION AND SUBSIDIARIES


NON-INTEREST EXPENSE
The components of other operating expenses are as follows:

(DOLLARS IN THOUSANDS)                                                2002           2001           2000
=============================================================================================================
Salaries and benefits                                               $  9,084       $  8,381       $  7,940
Occupancy                                                              1,128          1,062            983
Other non-interest expense                                             6,174          6,630          6,120
Intangible amortization                                                                 684            683
Other real estate owned expense                                           26             84            115
-------------------------------------------------------------------------------------------------------------
                                                                    $ 16,412       $ 16,841       $ 15,841
=============================================================================================================

Non-interest expense amounted to $16,412,000 in 2002, a decline of $429,000 or 2.55%. The decline in operating expenses for 2002 is due to a combination of the following: the adoption of SFAS No. 142 and SFAS No. 147, which eliminated intangible amortization of goodwill in the amount of $684,000, salaries and benefits increased $703,000, occupancy expense increased $66,000 and other non-interest expense declined $514,000 as a result of efficiencies achieved through the merger of the Connecticut and Massachusetts bank subsidiaries. The Corporation adopted SFAS No. 142, effective January 1, 2002, and SFAS No. 147, effective September 30, 2002. In accordance with these statements, the Corporation has ceased amortization of goodwill and has performed a transitional goodwill impairment test. Overall non-interest expense increased during 2001 by $1,000,000 versus 2000. During 2001, salaries and benefits increased by $441,000, attributable to overall corporate growth. Occupancy increased by $79,000 versus 2000. Other non-interest expense increased in 2001 by $510,000, also the result of overall corporate growth and approximately $300,000 in expenses related to the merger of the banking subsidiaries. Intangible amortization during 2001 totaled $684,000, representing amortization of the unidentifiable intangible asset that resulted from the branch acquisition.

INCOME TAXES
For the year ended December 31, 2002, Westbank Corporation recorded a tax expense of $2,857,000 compared to 2001, when the Corporation recorded a tax expense of $2,028,000 and a 2000 income tax expense of $1,968,000. The increase in tax expense for each year represents a higher level of income before taxes.

The Massachusetts Department of Revenue ("DOR") has sent notices of intent to assess taxes to several banks in the Commonwealth of Massachusetts. The notices relate to DOR's intent to disallow the dividend-received deduction between a bank and its subsidiary operating as a real estate investment trust ("REIT"). On February 4, 2003, the Corporation's subsidiary Westbank ("the Bank") received a Notice of Assessment from the DOR for the tax year ended 2001. The notice was based on DOR's intent to disallow the dividend-received deduction between the Bank's subsidiary, Park West REIT, and the Bank. The Commonwealth of Massachusetts has recently proposed legislation which would repeal the REIT benefit effective for the years ending on or after December 31, 1999.

Westbank believes that its tax treatment of the dividend-received deduction for its REIT subsidiary is valid under Massachusetts law. In the event that the dividend-received deduction from its REIT subsidiary is disallowed, the Corporation would be required to record additional taxes of approximately $402,000 for the years 2000, 2001 and 2002, exclusive of any interest charge.

NET INCOME
The net income for 2002 of $6,009,000, or $1.36 per share basic and $1.33 per share diluted, is based on a weighted average of 4,406,583 basic and 4,509,965 diluted shares outstanding, compared with a net income for 2001 of $4,073,000 or $.91 per share basic and $.90 per share diluted based on a weighted average of 4,465,054 basic and 4,513,020 diluted. Net income in 2000 was $3,788,000, or
$.85 per share basic and $.84 per share diluted and based on weighted average shares of 4,440,560 basic and 4,487,053 diluted.

NET INCOME (BAR GRAPH)
(IN THOUSANDS)
================================================================================
2000                                          $ 3,788
2001                                            4,073
2002                                            6,009

WESTBANK CORPORATION AND SUBSIDIARIES


NEW ACCOUNTING PRONOUNCEMENTS
Effective January 1, 2002, the Corporation adopted SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Initially, the adoption of SFAS No. 141 and SFAS No. 142 did not have an effect on the Corporation's consolidated financial statements. In October 2002, the FASB issued SFAS No. 147, "Acquisition of Certain Financial Institutions" ("SFAS No. 147"). SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions", and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Association is Acquired in a Business Combination Accounted for by the Purchase Method", and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer relationship intangible assets of financial institutions. SFAS No. 147 is effective for periods beginning after October 1, 2002, with early adoption permitted. The Corporation elected to adopt SFAS No. 147 as of September 30, 2002. Upon adoption of SFAS No. 147, the Corporation reclassified its unidentifiable intangible asset to goodwill and ceased amortization, retroactive to January 1, 2002. Additionally, the Corporation was required to perform a transitional impairment test in accordance with the provisions of SFAS No. 142. As a result of this testing, no impairment charges were recorded. See Note 1.

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). The adoption of SFAS No. 145 did not have a material effect on the Corporation's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). The adoption of SFAS No. 146 did not have a material effect on the Corporation's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation did not elect to adopt the voluntary fair value-based method of accounting for stock-based employee compensation but has provided the required disclosures in Notes 1 and 10.

CONSOLIDATED BALANCE SHEETS
WESTBANK CORPORATION AND SUBSIDIARIES

DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)                                 2002            2001
====================================================================================================
ASSETS
Cash and due from banks:
   Non-interest bearing                                                   $   18,967      $   16,800
   Interest bearing                                                               98             332
----------------------------------------------------------------------------------------------------
                                                                              19,065          17,132
Federal funds sold                                                            28,185             319
----------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                            47,250          17,451
----------------------------------------------------------------------------------------------------
Securities:
   Investment securities available for sale, estimated fair value            132,296         141,685
   Investment securities held to maturity, amortized cost
      (estimated fair value of $459 in 2002 and $779 in 2001)                    436             757
----------------------------------------------------------------------------------------------------
   Total securities                                                          132,732         142,442
----------------------------------------------------------------------------------------------------
Loans, net of allowance for loan losses of $5,111 in 2002 and
   $4,179 in 2001                                                            473,721         439,723
Property and equipment, net                                                    6,586           6,516
Other real estate owned                                                          204
Accrued interest receivable                                                    3,037           3,285
Intangible assets, net of amortization of $0 in 2002 and $684 in 2001          8,837           8,837
Bank-owned life insurance                                                      8,333           8,224
Other assets                                                                   2,367           2,240
----------------------------------------------------------------------------------------------------
         Total assets                                                     $  682,863      $  628,922
====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                                   $   74,169      $   70,960
   Interest bearing                                                          487,578         438,889
----------------------------------------------------------------------------------------------------
   Total deposits                                                            561,747         509,849
Borrowed funds                                                                56,392          57,666
Interest payable on deposits                                                     665             659
Other liabilities                                                              4,447           4,732
----------------------------------------------------------------------------------------------------
   Total liabilities                                                         623,251         572,906
----------------------------------------------------------------------------------------------------
Mandatory redeemable preferred stock                                          17,000          17,000
----------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 13)

Stockholders' equity: (Note 1)
   Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
   Common stock, par value $2 per share, authorized
      9,000,000 shares; issued 4,523,485 shares in 2002
      and 4,315,795 shares in 2001                                             9,047           8,632
   Additional paid-in capital                                                 14,497          11,782
   Retained earnings                                                          18,780          17,787
   Treasury stock at cost (155,705 shares in 2002 and
      49,412 shares in 2001)                                                  (2,091)           (431)
   Accumulated other comprehensive income (loss)                               2,379           1,246
----------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    42,612          39,016
----------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                       $  682,863      $  628,922
====================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
WESTBANK CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)                 2002            2001            2000
====================================================================================================
Interest and dividend income:
   Interest and fees on loans                             $   31,905      $   33,526      $   35,596
   Interest and dividend income from securities                8,348           7,389           6,774
   Interest from interest-bearing cash and
      federal funds sold                                         323             173             275
----------------------------------------------------------------------------------------------------
      Total interest and dividend income                      40,576          41,088          42,645
----------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                       14,177          17,108          19,493
   Interest on borrowed funds                                  3,878           3,583           3,735
----------------------------------------------------------------------------------------------------
      Total interest expense                                  18,055          20,691          23,228
----------------------------------------------------------------------------------------------------
Net interest income                                           22,521          20,397          19,417
Provision for loan losses                                      1,333             944             472
----------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                                21,188          19,453          18,945
----------------------------------------------------------------------------------------------------
Non-interest income:
   Trust                                                         652             635             528
   Service charges on deposits                                 1,186           1,238           1,070
   Loan servicing                                                154             171             410
   Gain/(loss) on sale of securities available for sale         (218)             36
   Gain on sale of other real estate owned                        45              43              16
   Gain on sale of loans                                         118             233             302
   Gain on sale of equipment                                                      27
   Other                                                       2,153           1,106             326
----------------------------------------------------------------------------------------------------
      Total non-interest income                                4,090           3,489           2,652
----------------------------------------------------------------------------------------------------
Non-interest expense:
   Salaries and benefits                                       9,084           8,381           7,940
   Depreciation and amortization                                 789             892             992
   Data processing                                             1,625           1,803           1,639
   Advertising                                                   388             610             612
   Supplies                                                      353             505             464
   Occupancy                                                   1,128           1,062             983
   Other real estate owned                                        26              84             115
   Other                                                       3,019           2,820           2,413
   Intangible amortization                                                       684             683
----------------------------------------------------------------------------------------------------
      Total non-interest expense                              16,412          16,841          15,841
----------------------------------------------------------------------------------------------------
Income before income taxes                                     8,866           6,101           5,756
Income taxes                                                   2,857           2,028           1,968
----------------------------------------------------------------------------------------------------
      Net income                                          $    6,009      $    4,073      $    3,788
====================================================================================================
Earnings per share: (Note 1)
                  - Basic                                 $     1.36      $      .91      $      .85
                  - Diluted                                     1.33             .90             .84
====================================================================================================
Weighted average shares outstanding: (Note 1)
                  - Basic                                  4,406,583       4,465,054       4,440,560
                  - Diluted                                4,509,965       4,513,020       4,487,053
====================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
WESTBANK CORPORATION AND SUBSIDIARIES

                                                                                                   ACCUMULATED
                                           COMMON STOCK       ADDITIONAL                              OTHER
(DOLLARS IN THOUSANDS,                               PAR       PAID-IN     RETAINED   TREASURY    COMPREHENSIVE
EXCEPT SHARE AMOUNTS)                    SHARES     VALUE      CAPITAL     EARNINGS     STOCK     INCOME/(LOSS)     TOTAL
==========================================================================================================================
Balance, January 1, 2000               4,283,719   $ 8,567     $11,633      $13,317                  $(1,974)      $31,543
Net income                                                                    3,788                                  3,788
Cash dividends declared
   ($.40 per share)                                                          (1,697)                                (1,697)
Shares reissued from Treasury stock:
   Stock option plan                       1,000                    (3)               $      6                           3
   Dividend reinvestment and stock
     purchase plan                        65,121                   (22)                    595                         573
Changes in unrealized gain (loss) on
   securities available for sale                                                                       1,777         1,777
Repurchase of common stock              (127,320)                                       (1,127)                     (1,127)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000             4,222,520     8,567      11,608       15,408       (526)         (197)       34,860
Net income                                                                    4,073                                  4,073
Cash dividends declared
   ($.40 per share)                                                          (1,694)                                (1,694)
Shares issued:
   Stock option plan                       4,400         9           9                                                  18
   Dividend reinvestment and stock
     purchase plan                        27,676        56         209                                                 265
Shares reissued from treasury stock:
   Stock option plan                       1,500                    (6)                      8                           2
   Dividend reinvestment and stock
     purchase plan                        33,287                   (38)                    302                         264
Changes in unrealized gain (loss) on
   securities available for sale                                                                       1,443         1,443
Repurchase of common stock               (23,000)                                         (215)                       (215)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001             4,266,383     8,632      11,782       17,787       (431)        1,246        39,016
Net income                                                                    6,009                                  6,009
Cash dividends declared
   ($.44 per share)                                                          (1,849)                                (1,849)
Shares reissued from treasury stock:
   Stock option plan                      54,055                  (243)                    547                         304
   Dividend reinvestment and stock
     purchase plan                        42,310                   122                     408                         530
Changes in unrealized gain (loss) on
   securities available for sale                                                                       1,133         1,133
Repurchase of common stock              (202,658)                                       (2,615)                     (2,615)
Adjustment to recognize tax benefit
   on Directors' stock options                                      84                                                  84
Five percent common stock dividend       207,690       415       2,752       (3,167)
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2002              4,367,780   $ 9,047     $14,497      $18,780    $(2,091)      $ 2,379       $42,612
==========================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                      2002                2001                2000
==========================================================================================================================
Net Income                                                                $  6,009            $  4,073            $  3,788
--------------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale, net of income
   taxes of $923 in 2002, $927 in 2001 and $915 in 2000.                       989               1,467               1,777
   Less:  reclassification adjustment for (gains)/losses included in net
      income, net of income taxes (benefit) of $(74) in 2002 and $12 in 2001   144                 (24)
--------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Losses)                                          1,133               1,443               1,777
--------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                      $  7,142            $  5,516            $  5,565
==========================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
WESTBANK CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                             2002            2001            2000
==========================================================================================================================
Operating activities:
   Net income                                                                   $    6,009      $    4,073      $    3,788
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Provision for loan losses                                                   1,333             944             472
         Provision for other real estate owned                                          11                              62
         Depreciation and amortization                                                 789             892             992
         Investment accretion income                                                   (20)
         Intangible amortization                                                                       684             623
         Realized gain/(loss) on sale of securities                                    218             (36)
         Realized gain on sale of other real estate owned                              (45)            (43)            (16)
         Realized gain on sale of loans                                               (118)           (233)           (136)
         Realized gain on sale of property and equipment                                               (27)
         Deferred income taxes                                                        (623)            923             282
      Change in assets and liabilities
            Accrued interest receivable                                                248             692            (734)
            Other assets                                                              (127)         (7,625)            417
            Interest payable on deposits                                                 6             (68)             (5)
            Other liabilities                                                          338           1,928             385
--------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                8,019           2,104           6,130
==========================================================================================================================
Investing activities:
   Securities:
      Held to maturity:
         Proceeds from maturities                                                      321          10,652             395
      Available for sale:
         Purchases                                                                 (62,503)       (105,572)        (22,773)
         Proceeds from sales                                                        21,260           7,828           1,779
         Proceeds from maturities                                                   75,833          64,755           7,000
   Purchases of property and equipment                                                (859)           (116)           (475)
   Net (increase)/decrease in loans                                                (59,662)        (32,239)          7,617
   Proceeds from sale of other real estate owned                                       312             497             258
   Assumption of liabilities of New London
      Trust, net of cash acquired                                                                                     (173)
--------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                     (25,298)        (54,195)         (6,372)
==========================================================================================================================
Financing activities:
   Net increase in deposits                                                         51,898          10,709          20,244
   Net increase/(decrease) in short-term borrowings                                (10,113)         11,423         (25,777)
   Increase in long-term borrowings                                                  8,839          25,251
   Proceeds from exercise of stock options and stock
     purchase plan                                                                     918             549             576
   Treasury stock repurchases                                                       (2,615)           (215)         (1,127)
   Dividends paid                                                                   (1,849)         (1,694)         (1,697)
--------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                        47,078          46,023          (7,781)
==========================================================================================================================
Increase (decrease) in cash and cash equivalents                                    29,799          (6,068)         (8,023)
Cash and cash equivalents at beginning of year                                      17,451          23,519          31,542
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        $   47,250      $   17,451      $   23,519
==========================================================================================================================
Cash paid during the year:
   Interest on deposits and other borrowings                                    $   18,049      $   20,759      $   23,233
   Income taxes                                                                      4,170             360           1,717
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                          23,495          20,079
   Transfers of loans to other real estate owned                                        74             233             290
   Loans to facilitate the sale of other real estate owned                                              57
   Unrealized gain (loss) on securities available for sale, net of taxes             1,133           1,443           1,777

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WESTBANK CORPORATION AND SUBSIDIARIES


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Westbank Corporation (the "Corporation") and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

NATURE OF BUSINESS
As of December 31, 2002, the Corporation, a bank holding company, provides financial services through its wholly owned subsidiary, Westbank, a commercial bank and trust company with seventeen (17) offices located in Massachusetts and Connecticut. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominantly located in western Massachusetts and northeastern Connecticut.

MERGER WITH CARGILL BANCORP, INC.
Effective January 29, 1999, Cargill Bancorp, Inc., and its subsidiary ("Cargill") were merged with and into Westbank Corporation pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. A total of 400,164 of the Corporation's common shares were issued for the outstanding common stock of Cargill. The transaction was accounted for using the pooling-of-interests method of accounting and, accordingly, all historical financial data has been restated to include both entities for all periods presented.

ACQUISITION
On October 29, 1999, the Corporation completed its acquisition of the Connecticut division of New London Trust, F.S.B, consisting of two branch offices that became part of Cargill Bank.

This transaction was accounted for using the purchase accounting method. Prior to January 1, 2002, the resulting intangible asset totaling $10,071,000 was being amortized over fifteen years. Upon adoption of FASB No. 147 on September 30, 2002, the Corporation discontinued the amortization. The Corporation has performed a transitional impairment test as of July 1, 2002 and no impairment charge was required.

At close of business September 7, 2001, Cargill Bank was merged with and into Park West Bank and Trust Company operating under the name Westbank.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Westbank, its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation, Park West Real Estate Investment Trust, Inc. and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation. During 2002, the Bank dissolved Lorac Leasing Corporation, which was an inactive subsidiary of the Bank.

STOCK DIVIDEND
On January 32, 2003 the Corporation announced a five percent (5%) stock dividend, payable to shareholders of record January 14, 2003. As a result of the stock dividend, all earnings-per-share data have been restated for the five-year period (2002-1998) presented. Shares outstanding for the year ended December 31, 2002 also have been restated to reflect the January 14, 2003 stock dividend distribution.

WESTBANK CORPORATION AND SUBSIDIARIES



USE OF ESTIMATES
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and intangible assets. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS
In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). The adoption of SFAS No. 145 did not have a material effect on the Corporation's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). The adoption of SFAS No. 146 did not have a material effect on the Corporation's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation did not change to the voluntary fair value-based method of accounting for stock-based employee compensation, but has provided the required disclosures in Notes 1 and 10.

WESTBANK CORPORATION AND SUBSIDIARIES


CASH AND CASH EQUIVALENTS
The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The amount of these balances that is included in cash and cash equivalents was $6,177,000 and $4,566,000 at December 31, 2002 and 2001, respectively.

SECURITIES
Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities created out of the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in non-interest income at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss. The Corporation does not engage in trading activities.

LOANS
Loans have been reduced by deferred loan fees and the allowance for loan losses. Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield. Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days, unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting for Impairment of a Loan as Amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively SFAS No. 114). A loan is recognized as impaired when it is probable that either principal or interest is not collectable in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The appropriateness of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the appropriateness of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at an appropriate level to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

WESTBANK CORPORATION AND SUBSIDIARIES


PROPERTY AND EQUIPMENT
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods or the estimated useful lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant repairs are capitalized.

OTHER REAL ESTATE OWNED
Other real estate owned ("OREO") includes properties the Corporation has acquired through foreclosure. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Corporation's standard underwriting criteria, including receipt of an adequate down payment.

LOAN SALES AND SERVICING RIGHTS
The Corporation sells loans in the secondary market and retains the related servicing rights. Mortgage servicing rights are recognized as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset and amortized in proportion to, and over the period of, estimated net servicing income.

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income. At December 31, 2002 and 2001, the mortgage servicing asset totaled $571,000 and $457,000 respectively, for which there was no valuation allowance.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
The Corporation follows the provision of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 140 provides consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered and derecognizes liabilities when extinguished.

INCOME TAXES
The asset and liability method of accounting for income taxes is utilized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance will be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

WESTBANK CORPORATION AND SUBSIDIARIES


PENSION PLAN
The Corporation has a trusteed defined contribution pension plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost. In addition, the Corporation has a supplemental retirement plan for certain executive officers and a directors' retirement plan.

STOCK OPTIONS
The Corporation measures compensation cost of stock options based on the intrinsic value of the common stock options granted. Intrinsic value is the excess of the market value of the common stock over the exercise price at the date of grant. Because stock options are granted with fixed terms and with an exercise price equal to the market price of the common stock at the date of grant, there is no compensation cost recorded on stock options.

At December 31, 2002, the Corporation had four (4) stock-based employee/director compensation plans, which are described more fully in Note 10. The Corporation accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)       2002       2001       2000
================================================================================
Net earnings - as reported                        $  6,009   $  4,073   $  3,788
Net earnings - pro forma                             5,134      4,052      3,762
Earnings per share - as reported - Basic              1.36        .91        .85
                                 - Diluted            1.33        .90        .84
Earnings per share - pro forma   - Basic              1.17        .91        .85
                                 - Diluted            1.14        .90        .84
================================================================================

The fair value of each option grant is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

YEARS ENDED DECEMBER 31,                            2002       2001       2000
================================================================================
Dividend yield                                       3.21%      4.55%      5.71%
Expected life                                     10 years   10 years   10 years
Expected volatility                                    48%        46%        48%
Risk-free interest rate                              4.83%      5.20%      5.14%
================================================================================

TRUST DEPARTMENT
Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $149,921,000 and $106,438,000 at December 31, 2002 and 2001, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

EARNINGS PER SHARE
Basic earnings per share is the result of dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the year.

WESTBANK CORPORATION AND SUBSIDIARIES


INTANGIBLE ASSET
Effective January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") and, effective September 30, 2002, the Corporation adopted SFAS No. 147, "Acquisition of Certain Financial Institutions" ("SFAS No. 147"). In accordance with these Statements, the Corporation has ceased amortization of goodwill and has performed a transitional goodwill impairment test. As a result of the transitional impairment test, management has determined that no impairment existed as of January 1, 2002, the date of adoption of SFAS No. 142. The following table shows net income and earnings per share for the three years ended December 31, 2002, 2001 and 2000, as if the Corporation had been accounting for goodwill under SFAS No. 142 and SFAS No. 147 for all periods presented.




YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                              2002       2001       2000
================================================================================
Net income:
     Reported net income                          $  6,009   $  4,073   $  3,788
     Goodwill amortization, net of tax                            457        449
--------------------------------------------------------------------------------
                                                  $  6,009   $  4,530   $  4,237
================================================================================

Basic earnings per share:
     Reported earnings per share                  $   1.36   $    .91   $    .85
     Goodwill amortization, net of tax                            .10        .10
--------------------------------------------------------------------------------
Adjusted basis earnings per share                 $   1.36   $   1.01   $    .95
================================================================================

Diluted earnings per share:
     Reported earnings per share                  $   1.33   $    .90   $    .85
     Goodwill amortization, net of tax                            .10        .10
--------------------------------------------------------------------------------
Adjusted diluted earnings per share               $   1.33   $   1.00   $    .95
================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES

2 - SECURITIES
Investment securities held to maturity at December 31 are as follows:

                                                                   2002
                                                    GROSS         GROSS     ESTIMATED           NET
                                  AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(DOLLARS IN THOUSANDS)                 COST         GAINS        LOSSES         VALUE          GAIN
===================================================================================================
Mortgage-backed securities             $436           $23                        $459           $23
===================================================================================================


                                                                   2001
                                                    GROSS         GROSS     ESTIMATED           NET
                                  AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(DOLLARS IN THOUSANDS)                 COST         GAINS        LOSSES         VALUE          GAIN
===================================================================================================

Mortgage-backed securities             $757           $22                        $779           $22
===================================================================================================

During 2002, 2001 and 2000 there were no sales of investment securities classified as held to maturity. Investment securities available for sale at December 31 are as follows:

                                                                   2002
                                                    GROSS         GROSS     ESTIMATED           NET
                                  AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(DOLLARS IN THOUSANDS)                 COST         GAINS        LOSSES         VALUE    GAIN/(LOSS)
===================================================================================================
U.S. Government obligations        $     26                                  $     26
Federal agency obligations           48,639        $  892                      49,531        $  892
Mortgage-backed securities           70,975         2,963                      73,938         2,963
Municipal bonds                         913            71                         984            71
Equity securities                     7,981            74          $238         7,817          (164)
---------------------------------------------------------------------------------------------------
                                   $128,534        $4,000          $238      $132,296        $3,762
===================================================================================================

                                                                   2001
                                                    GROSS         GROSS     ESTIMATED           NET
                                  AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(DOLLARS IN THOUSANDS)                 COST         GAINS        LOSSES         VALUE    GAIN/(LOSS)
===================================================================================================
U.S. Government obligations        $     66                                  $     66
Federal agency obligations           71,365        $1,294                      72,659        $1,294
Mortgage-backed securities           59,588           833          $ 62        60,359           771
Municipal bonds                         614            19                         633            19
Equity securities                     7,977            57            66         7,968            (9)
---------------------------------------------------------------------------------------------------
                                   $139,610        $2,203          $128      $141,685        $2,075
===================================================================================================

During 2002, 2001 and 2000, the Corporation recognized realized gains/(losses) on securities available for sale totaling $(218,000), $36,000 and $0, respectively. The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 2002 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the following December 31, 2002 maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

WESTBANK CORPORATION AND SUBSIDIARIES

                                                                                          ESTIMATED
                                                                         AMORTIZED          FAIR
(DOLLARS IN THOUSANDS)                                                      COST            VALUE
===================================================================================================
Held to Maturity:
   Within 1 year                                                         $      24        $      24
   Over 1 year to 5 years                                                      197              210
   Over 5 years to 10 years                                                      3                3
   Over 10 years                                                               212              222
---------------------------------------------------------------------------------------------------
   Total debt obligations                                                $     436        $     459
===================================================================================================


                                                                                          ESTIMATED
                                                                         AMORTIZED          FAIR
(DOLLARS IN THOUSANDS)                                                      COST            VALUE
===================================================================================================
Available for Sale:
   Within 1 year                                                         $      71        $      72
   Over 1 year to 5 years                                                    1,978            2,056
   Over 5 years to 10 years                                                 59,286           60,366
   Over 10 years                                                            59,218           61,985
---------------------------------------------------------------------------------------------------
   Total debt obligations                                                $ 120,553        $ 124,479
===================================================================================================

At December 31, 2002 securities with a carrying amount and estimated fair value of $33,325,000 and $34,231,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans consisted of the following at December 31:

(DOLLARS IN THOUSANDS)                                                      2002             2001
===================================================================================================
Commercial                                                               $  61,115        $  53,756
Real estate construction                                                     8,700            5,154
Real estate                                                                361,956          343,234
Consumer                                                                    39,730           37,292
Leases                                                                       7,743            4,841
---------------------------------------------------------------------------------------------------
                                                                           479,244          444,277
Allowance for loan losses                                                   (5,111)          (4,179)
Deferred loan origination fees                                                (412)            (375)
---------------------------------------------------------------------------------------------------
                                                                         $ 473,721        $ 439,723
===================================================================================================

Changes in the allowance for loan losses are summarized as follows:

(DOLLARS IN THOUSANDS)                                     2002             2001             2000
===================================================================================================
Balance, beginning of year                              $   4,179        $   3,670        $   3,908
Acquisition
Provision for loan losses                                   1,333              944              472
Loans charged off                                            (489)            (527)            (789)
Recoveries                                                     88               92               79
---------------------------------------------------------------------------------------------------
Balance, end of year                                    $   5,111        $   4,179        $   3,670
===================================================================================================

The aggregate principal balance of non-accrual loans was $1,372,000 and $1,040,000 at December 31, 2002 and 2001, respectively. Contractual interest income that would have been accrued on such non-accrual loans was $159,000, $148,000 and $159,000 for 2002, 2001 and 2000 respectively. No income was recognized on non-accrual loans during this period.

WESTBANK CORPORATION AND SUBSIDIARIES

The Corporation did not sell any loans with recourse during 2002 or 2001. The remaining recourse exposure on prior sales was $574,000 at December 31, 2002. Management does not believe that the recourse obligations subject the Corporation to any material risk of loss in the future. No losses have been incurred as a result of these recourse obligations.

Of the $361,956,000 in real estate loans at December 31, 2002, $267,319,000 is collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market area of Western Massachusetts and Northeast Connecticut. Commercial real estate and real estate construction loans represented $103,337,000 in outstanding principal at December 31, 2002. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $61,115,000 at December 31, 2002 represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut.

The Corporation has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable features. The following summarizes the activity with respect to indebtedness, both direct and indirect, for directors, policy-making officers and major stockholders during the years ended December 31:

(DOLLARS IN THOUSANDS)                               2002              2001
================================================================================
Balance at beginning of year                        $3,744            $3,810
   New loans granted                                 6,603               770
   Repayments of principal/(sold)                    2,356               836
--------------------------------------------------------------------------------
Balance at end of year                              $7,991            $3,744
================================================================================

At December 31, 2002 and 2001, the recorded investment in impaired loans was $411,000 and $336,000, respectively, of which $411,000 and $336,000, respectively, were in non-accrual status. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was $632,000, $629,000, $441,000 respectively. As applicable, each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114. The carrying amount of impaired loans for which there was an allowance for loan losses was $254,000 and $336,000 at December 31, 2002 and 2001. The total allowance for loan losses allocated to these impaired loans was $127,000 and $94,000 at December 31, 2002 and 2001. Interest income recognized during 2002, 2001 and 2000 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $113,686,000, $114,044,000 and $84,966,000 at December 31, 2002, 2001 and 2000
respectively.

4 - PROPERTY AND EQUIPMENT
Major classes of property and equipment at December 31 are summarized as follows:
                                                                     ESTIMATED
(DOLLARS IN THOUSANDS)                  2002           2001            LIVES
================================================================================
Property (including land of $1,713
   in 2002 and $1,659 in 2001)        $  6,835       $  6,134       15-40 years
Capital lease building                     264            264          15 years
Furniture and equipment                  3,733          3,637        3-10 years
Leasehold and building improvements      2,503          2,465        5-15 years
Motor vehicles                             135             91           3 years
--------------------------------------------------------------------------------
                                        13,470         12,591
--------------------------------------------------------------------------------
Accumulated depreciation                 6,884          6,075
--------------------------------------------------------------------------------
Property and equipment, net           $  6,586       $  6,516
================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



5 - DEPOSITS
Deposit accounts by type as of December 31 are summarized as follows:

(DOLLARS IN THOUSANDS)           2002        RATE              2001        RATE
================================================================================
Demand deposit                 $ 74,169                      $ 70,960
Savings                         100,391      1.16%            104,799      1.52%
NOW                              33,665      0.23              29,251       .27
Money market                     40,775      1.27              19,544      1.69
Other time deposits             312,747      3.62             285,295      4.57
--------------------------------------------------------------------------------
                               $561,747                      $509,849
================================================================================



At December 31, 2002, the scheduled maturities of time deposits and IRA deposits with a fixed maturity are as follows:

(DOLLARS IN THOUSANDS)
================================================================================
Year ending December 31,
   2003                                                                $185,273
   2004                                                                  46,506
   2005                                                                  66,199
   2006                                                                   7,911
   2007 and after                                                         6,858
--------------------------------------------------------------------------------
                                                                       $312,747
================================================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $60,726,000 and $54,383,000 as of December 31, 2002 and 2001 respectively.
Interest paid on these deposits totaled approximately $2,014,000 and $2,325,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES

6 - BORROWED FUNDS
Short-term borrowings as of December 31 are as follows:


(DOLLARS IN THOUSANDS)                               2002              2001
================================================================================

Securities sold under agreements to repurchase     $10,801           $14,284
Purchased federal funds                                500             9,244
Treasury tax and loan notes                          4,001             1,887
--------------------------------------------------------------------------------
Total short term borrowings                        $15,302           $25,415
================================================================================

The above short-term borrowings generally mature daily. Interest expense on short-term borrowings totals $254,000, $825,000 and $1,327,000 for the years ended December 31, 2002, 2001 and 2002, respectively. Long-term borrowings as of December 31 are as follows:

(DOLLARS IN THOUSANDS)
                                    2002                        2001
                           PRINCIPAL                   PRINCIPAL
MATURITY                   PAYMENTS      INTEREST      PAYMENTS      INTEREST
DATES                      DUE           RATE          DUE           RATE
================================================================================
2002                                                   $  6,369      4.14%
2003                       $ 15,833      4.90%           12,474      5.23
2004                          7,604      3.95             2,114      4.42
2005                          3,869      4.07               868      5.16
2006                          5,118      4.20             2,426      4.65
2007                            666      3.85
After 2007                    8,000      4.59             8,000      4.59
--------------------------------------------------------------------------------
                           $ 41,090      4.48%         $ 32,251      4.75%
================================================================================

The Bank's long-term debt includes $10,000,000 of Federal Home Loan Bank (FHLB) Option advances. The maturities of the Bank's Option advances from the FHLB are March 2006, February 2011 and March 2011. The amounts due, respective to their final maturities, are $2,000,000, $6,000,000 and $2,000,000. If there were a change in interest rates, the FHLB would have the option of calling the advances in 2003 and 2004. During the years 2003 and 2004, respectively, the Bank has $8,300,000 and $1,700,000 in Option advances. Interest expense on long-term borrowings totals $3,624,000, $2,758,000 and $2,408,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(DOLLARS IN THOUSANDS)                           2002        2001        2000
================================================================================
Balance at year end                            $56,392     $57,666     $20,992
Average amount outstanding                      66,067      51,032      40,717
Maximum amount outstanding at any month-end     88,972      85,091      50,742
Average interest rate for the year                3.40%       3.82%       5.16%
Average interest rate on year-end balance         3.42        3.26        4.02

The Corporation maintains a revolving line of credit with the Fleet Bank of Massachusetts for $3,000,000 that is renewed on an annual basis. There were no amounts outstanding against this line as of December 31, 2002 or 2001. The Corporation had short-term borrowing capacity through the FHLB of $6,301,000 through its Ideal Way program that was unused at year-end 2002. Advances from the FHLB are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

7 - MANDATORY REDEEMABLE PREFERRED STOCK
On September 30, 1999, the Corporation completed its offering of 1,700,000 shares, 9.6% trust preferred stock, each with a liquidation amount of $10. The Corporation has the right to prepay the trust preferred stock in whole or in part at anytime on or after September 30, 2004. The $17 million trust preferred debentures are due September 30, 2029. Quarterly cash distributions were paid beginning December 31, 1999. The trust preferred stock qualifies as Tier 1 capital under the Federal Reserve Board and risk-based capital guidelines. Of the $17 million in proceeds, the Corporation contributed $15.5 million of the net proceeds to Cargill Bank as equity capital to support the acquisition of two Connecticut branches of New London Trust, F.S.B. The trust preferred obligation is unsecured and ranks junior to all other borrowings, except those borrowings that, by their terms, are equal or junior to the trust preferred obligation. The trust preferred obligation is senior to the Corporation's common stock.

WESTBANK CORPORATION AND SUBSIDIARIES


8 - INCOME TAXES
The income taxes were as follows:

(DOLLARS IN THOUSANDS)                    2002                   2001                  2000
==============================================================================================
Current tax:
   Federal                             $    3,646             $    1,039            $    1,569
   State                                     (166)                    66                   117
----------------------------------------------------------------------------------------------
      Total current                         3,480                  1,105                 1,686
----------------------------------------------------------------------------------------------
Deferred taxes                               (623)                   923                   282
----------------------------------------------------------------------------------------------
      Total income taxes               $    2,857             $    2,028            $    1,968
==============================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                          2002                   2001                  2000
==============================================================================================
Federal statutory rate                      34.0%                  34.0%                 34.0%
State income taxes,
  net of federal benefit                     (.1)                   1.8                    .2
Other                                       (1.7)                  (2.6)                   .1
----------------------------------------------------------------------------------------------
                                            32.2%                  33.2%                 34.3%
==============================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(DOLLARS IN THOUSANDS)                                           2002                  2001
==============================================================================================
Deferred tax assets:
   Deferred loan fees                                         $       33            $       41
   Reserve for loan losses                                         1,416                   948
   Non-accrual interest                                               45                    71
   Amortization                                                       56                    60
   Other                                                              90                    76
----------------------------------------------------------------------------------------------
      Total gross deferred tax assets                              1,640                 1,196
----------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Bond accretion                                                     15                    12
   Unrealized gain on securities                                   1,376                   748
   Depreciation                                                      322                   189
   Allowance for loan losses                                         570                   781
   REIT dividend                                                   1,132                 1,339
   Other                                                             145                   119
----------------------------------------------------------------------------------------------
      Total gross deferred tax liabilities                         3,560                 3,188
----------------------------------------------------------------------------------------------
      Net deferred tax liability                              $   (1,920)           $   (1,992)
==============================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences.

The Massachusetts Department of Revenue ("DOR") has sent notices of intent to assess taxes to several banks in the Commonwealth of Massachusetts. The notices relate to DOR's intent to disallow the dividend-received deduction between a bank and its subsidiary operating as a real estate investment trust ("REIT"). On February 4, 2003, the Corporation's subsidiary Westbank ("the Bank") received a Notice of Assessment from the DOR for the tax year ended 2001. The notice was based on DOR's intent to disallow the dividend-received deduction between the Bank's subsidiary, Park West REIT, and the Bank. The Commonwealth of Massachusetts has recently proposed legislation which would repeal the REIT benefit effective for the years ending on or after December 31, 1999.

Westbank believes that its tax treatment of the dividend-received deduction for its REIT subsidiary is valid under Massachusetts law. In the event that the dividend-received deduction from its REIT subsidiary is disallowed, the Corporation would be required to record additional taxes of approximately $402,000 for the years 2000, 2001 and 2002, exclusive of any interest charge.

9 - EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLAN
The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the money purchase plan are a percentage of individual employees' salary. Total pension expense for 2002, 2001 and 2000 amounted to $416,000, $314,000 and $318,000 respectively.

In addition, the corporation has a 401K plan. Each employee reaching the age of twenty-one (21) automatically becomes a participant of the plan. The plan provides for voluntary contributions by participants, up to 15% of their compensation, subject to certain limits based on federal tax laws. The Corporation makes matching contributions up to 50% of the first 6% of compensation. The total 401K plan expense for the years ended December 31, 2002, 2001 and 2000 amounted to $118,000, $107,000 and $107,000 respectively. In addition, the Corporation has a supplemental defined contribution plan for certain executive officers. The defined contribution costs incurred by the Corporation related to this plan were $42,000, $45,000 and $42,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

DIRECTORS AND EXECUTIVES RETIREMENT PLAN
The Westbank Directors and Executives Supplemental Retirement Plans were established during 2001. Under the Supplemental Retirement Plan, the Bank provides post-retirement benefits for non-employee Directors who retire from the Board after reaching age seventy-two (72) and certain executive officers who retire at age sixty-five (65). The retirement benefit is in the amount of seventy-five percent (75%) of the Director's or executive's final compensation at retirement and is payable for the life of the retiree. For the executives, this amount is reduced by fifty percent (50%) of the primary insurance amount from Social Security and any employer-provided qualified retirement plans. The combined cost for the defined benefit portions of the Directors and Executives Retirement Plans include the following components:

FOR THE YEAR ENDED DECEMBER 31, 2002
================================================================================
Service cost                                                          $ 258,442
Interest cost                                                           138,366
Net amortization of prior service cost                                  124,938
--------------------------------------------------------------------------------
                                                                      $ 521,746
================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



The combined funded status of the defined benefit portion of the Directors and Executives Retirement Plan was as follows:

DECEMBER 31, 2002
================================================================================
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                                      $   160,743
Service cost                                                             97,699
Interest cost                                                           138,366
Benefit payments
Prior service costs                                                   1,874,075
--------------------------------------------------------------------------------
Balance at end of period                                            $ 2,270,883
================================================================================

PLAN ASSETS AT FAIR VALUE:
Balance at beginning of period                                      $
Contributions
Benefit payments
--------------------------------------------------------------------------------
Balance at end of period                                            $
================================================================================

FUNDED STATUS:
Deficiency of plan assets over projected benefit obligation         $(2,270,883)
Unrecognized prior service costs                                      1,749,137
--------------------------------------------------------------------------------
Accrued expense included in other liabilities                          (521,746)
--------------------------------------------------------------------------------

Amount recognized in statement of financial condition consists of:
Accrued liability                                                      (521,746)
Intangible asset
--------------------------------------------------------------------------------
Net amount recognized                                               $  (521,746)
================================================================================




Major assumptions utilized were as follows:

AT DECEMBER 31,                                                         2002
================================================================================
Discount rate                                                           6.80%
Rate of increase in compensation levels                                 4.00%

WESTBANK CORPORATION AND SUBSIDIARIES


10 - STOCK OPTIONS
The Corporation has four (4) fixed option plans that reserve shares of common stock for executives, key employees and directors. The 1985 Incentive Stock Option Plan offers shares of common stock to officers and key employees. Unless exercised, options expire ten (10) years after granting. No options are available for future grants under the 1985 Incentive Stock Option Plan.

The Cargill Directors and Officers Plan was adopted by Cargill Bank in 1992. Unless exercised, options expire on September 7, 2006. No options are available for future grants. The 1995 Directors Stock Option Plan grants options totaling 1,000 shares on February 15th of each year to qualified directors. Unless exercised, options expire ten (10) years after granting. A total of 21,000 options are available for future grants.

The 1996 Incentive Stock Option Plan for directors and employees was established in 1996 and amended at the 2002 Annual Meeting of Shareholders to increase the number of shares reserved for issuance by 200,000. Employee options are granted at the discretion of directors. Directors are granted options totaling 1,000 shares immediately following the Corporation's Annual Meeting each year only if the Corporation achieved a return on average equity of 12% or higher. Directors' options expire twenty (20) years after the grant date, if unexercised, while employee options expire ten (10) years after the grant date. A total of 19,100 options are available for future grants. The following is a summary of the status of the Corporation's four (4) fixed option plans as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates:

                                                WEIGHTED                    WEIGHTED                    WEIGHTED
                                                 AVERAGE                     AVERAGE                     AVERAGE
                                                EXERCISE                    EXERCISE                    EXERCISE
                                       2002       PRICE            2001       PRICE            2000       PRICE
================================================================================================================
Outstanding at beginning of year     490,359    $   9.55         499,236    $   9.38         481,236    $   9.40
Granted                              207,900       13.13           8,000      7.9375          19,000        8.87
Exercised                            (54,055)       5.58         (16,877)       3.87          (1,000)       6.00
Terminated                            (5,715)      10.09
----------------------------------------------------------------------------------------------------------------
Outstanding at end of year           638,489       11.05         490,359        9.55         499,236        9.38
================================================================================================================
Options exercisable at year-end      508,889                     490,359                     499,236
Weighted average fair value of
   options granted during the year              $  13.13                    $ 7.9375                    $   8.87
================================================================================================================

The following table summarizes information about fixed options outstanding at December 31, 2002:

                                                WEIGHTED            WEIGHTED                           WEIGHTED
                           OPTIONS               AVERAGE             AVERAGE          OPTIONS           AVERAGE
   EXERCISE              OUTSTANDING            REMAINING           EXERCISE        EXERCISABLE        EXERCISE
    PRICES               AT 12/31/02        CONTRACTUAL LIFE          PRICE         AT 12/31/02          PRICE
================================================================================================================
           $ 2.50            1,200              .5 years            $   2.50              1,200        $   2.50
$ 4.02  to   6.00           31,764             2.2 years                5.25             31,764            5.25
  6.01  to   9.00          161,125             5.7 years                8.19            161,125            8.19
  9.01  to  13.50          433,400             8.5 years               12.45            303,800           12.11
 13.51  to  15.25           11,000            13.4 years               15.11             11,000           15.11
----------------------------------------------------------------------------------------------------------------
$ 2.50  to $15.25          638,489             7.5 years            $  11.05            508,889        $  10.49
================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



11 - EARNINGS PER SHARE
The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations:

                                                   SHARES             PER SHARE
================================================================================
Basic Earnings Per Share:
   2002                                           4,406,583             $1.36
   2001                                           4,465,054               .91
   2000                                           4,440,560               .85
Effect of Dilutive Option Shares:
   2002                                             103,382               .03
   2001                                              47,966               .01
   2000                                              46,493               .01
Diluted Earnings Per Share:
   2002                                           4,509,965              1.33
   2001                                           4,513,020               .90
   2000                                           4,487,053               .84


12 - LEASES
The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 2002:

(DOLLARS IN THOUSANDS)
================================================================================
2003                                                                    $   293
2004                                                                        265
2005                                                                        240
2006                                                                        126
2007                                                                         92
After 2007                                                                   75
--------------------------------------------------------------------------------
Total minimum lease payments                                            $ 1,091
================================================================================

Rent expense for 2002, 2001 and 2000 amounted to $401,000, $360,000 and $358,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES

13 - COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit and commitments to extend credit, that are not reflected in the consolidated financial statements. Management does not anticipate any significant losses as a result of these transactions. The following table summarizes the contractual value of commitments at December 31:

(DOLLARS IN THOUSANDS)                                         2002       2001
================================================================================
Commitments to grant loans                                   $13,677    $11,855
Stand-by letters of credit and financial guarantees              587        325
Commitments to advance funds under existing loan agreements   60,600     47,031


The Corporation uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

In the normal course of business, certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial condition or results of operations.

14 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") addresses the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or banking subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

WESTBANK CORPORATION AND SUBSIDIARIES

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

Regulatory risk-based capital requirements take into account the different risk categories by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. Tier 1 includes the common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based, or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category. Included in the Bank's capital is approximately $15.5 million contributed in 1999 by the holding company in connection with the preferred trust offering. (Note 7)

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                MINIMUM CAPITAL
                                                                               TO BE CONSIDERED
                                                                               WELL CAPITALIZED
                                                                                  UNDER PROMPT
                                                        MINIMUM CAPITAL        CORRECTIVE ACTION
                                    ACTUAL             ADEQUACY PURPOSES           PROVISIONS
(DOLLARS IN THOUSANDS)          AMOUNT    RATIO         AMOUNT    RATIO         AMOUNT    RATIO
===============================================================================================
December 31, 2002

Total Capital
   (To risk-weighted assets):
      Westbank                 $51,568    12.25%       $33,670     8.00%       $42,088    10.00%
      Holding Company           53,350    12.63         33,787     8.00           N/A
N/A
Tier I Capital
   (To risk-weighted assets):
      Westbank                  46,456    11.04         16,835     4.00         25,253     6.00
      Holding Company           44,616    10.56         16,894     4.00           N/A
N/A
Tier I Capital
   (To average assets):
      Westbank                  46,456     6.99         26,594     4.00         33,243     5.00
      Holding Company           44,616     6.60         26,632     4.00           N/A
N/A
December 31, 2001
Total Capital
   (To risk-weighted assets):
      Westbank                 $48,685    12.71%       $30,633     8.00%       $38,292    10.00%
      Holding Company           50,050    13.03         30,734     8.00           N/A
N/A
Tier I Capital
   (To risk-weighted assets):
      Westbank                  44,506    11.62         15,317     4.00         22,975     6.00
      Holding Company           41,440    10.79         15,367     4.00           N/A
N/A
Tier I Capital
   (To average assets):
      Westbank                  44,506     7.56         23,542     4.00         29,428     5.00
      Holding Company           41,440     6.96         23,824     4.00           N/A      N/A

WESTBANK CORPORATION AND SUBSIDIARIES


On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "Rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Corporation. In addition, one Right automatically attaches to each share of Common Stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation a unit of one ten-thousandths of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per share of Common Stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Currently, the Rights are not exercisable and are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and become exercisable upon the earliest to occur of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Corporation's Common Stock (an "Acquiring Person"), (ii) the close of business on the tenth business day (or such date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or a group becoming the beneficial owner of 15% of the outstanding shares of the Corporation's Common Stock, or (iii) the determination by the Board of Directors that any person is an "Adverse Person."

Upon the occurrence of any one of the above events, each holder of a Right (other than the Acquiring Person or the Adverse Person, as the case may be) is entitled to acquire such number of Units of the Preferred Stock of the Corporation as are equivalent to such number of shares of Common Stock having a value twice the current exercise price of the Right. If the Corporation is acquired in a merger or other business combination transaction, after any such event each holder of a Right is then entitled to purchase, at the then current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right.

Until a Right is exercised, the holder has no rights as a stockholder of the Corporation (beyond those rights as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights is not taxable to stockholders or to the Corporation, stockholders may, depending upon the circumstances, recognize taxable income in the event the Rights become exercisable for Units, other securities of the Corporation, other consideration or for shares of common stock of an acquiring company.

The Rights may be redeemed in whole by the Corporation, under certain circumstances, at a price of $.001 per Right. The Rights and the Rights Plan expire on November 19, 2007.

The Bank's retained earnings at December 31, 2002 include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

Cargill Bank ("Cargill") previously converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of the conversion, Cargill established a liquidation account in an amount equal to Cargill's net worth. In the event of a complete liquidation (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation may be made with respect to capital stock. The balance in the liquidation account at December 31, 2002 was $85,000.

The Corporation purchased 202,658, 23,000 and 127,320 common shares at fair value for treasury stock at an aggregate cost of $2,615,000, $215,000 and $1,127,000 in 2002, 2001 and 2000 respectively. Treasury stock repurchases were made in connection with the previously announced stock repurchase program.

WESTBANK CORPORATION AND SUBSIDIARIES


15 - EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2002 and 2001, the ESOP held no shares of the Corporation's stock.

16 - FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                        2002                              2001
=======================================================================================================
                                               CARRYING     ESTIMATED            CARRYING     ESTIMATED
(DOLLARS IN THOUSANDS)                           AMOUNT    FAIR VALUE              AMOUNT    FAIR VALUE
-------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                    $  19,065     $  19,065           $  17,132     $  17,132
   Federal funds sold                            28,185        28,185                 319           319
   Investment securities held to maturity           436           459                 757           779
   Investment securities available for sale     132,296       132,296             141,685       141,685
   Loans                                        473,721       493,517             439,723       451,682
   Accrued interest receivable                    3,037         3,037               3,285         3,285

Liabilities:
   Deposits                                     561,747       568,939             509,849       513,080
   Borrowed funds                                56,392        60,235              57,666        57,973
   Mandatory redeemable preferred stock          17,000        17,758              17,000        17,425
   Accrued interest payable                         665           665                 659           659

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD
The carrying amount for cash and due from banks and for federal funds sold approximates fair value and matures in 90 days or less.

INVESTMENT SECURITIES
The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

LOANS
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity, using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, including loans held for sale, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates, using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined, using available market information and specific borrower information.

WESTBANK CORPORATION AND SUBSIDIARIES



ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE
The carrying amounts of these items approximate fair value due to their short-term nature.

DEPOSITS
The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

BORROWED FUNDS AND MANDATORY REDEEMABLE PREFERRED STOCK
The fair value of such borrowings and mandatory redeemable preferred stock was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.

COMMITMENTS TO EXTEND CREDIT
The stated fair value of commitments to extend credit is based on the current fees charged for similar commitments. The estimated fair value for commitments to extend credit are not material.


17 - SEGMENT INFORMATION
The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to obtain funds through deposits and borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

WESTBANK CORPORATION AND SUBSIDIARIES


18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               2002
                                  ----------------------------------------------------------------------------------------------
                                  FIRST QUARTER             SECOND QUARTER              THIRD QUARTER             FOURTH QUARTER
                                  -------------             --------------              -------------             --------------
Interest income                      $10,443                    $10,206                    $10,037                    $ 9,890
Interest expense                       4,544                      4,449                      4,642                      4,420
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                    5,899                      5,757                      5,395                      5,470
Provision for losses                     300                        433                        400                        200
Non-interest income                      733                      1,337                        966                      1,054
Non-interest expense                   4,361                      4,337                      3,956 (1)                  3,758
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes             1,971                      2,324                      2,005                      2,566
Income taxes                             656                        486                        671                      1,044
--------------------------------------------------------------------------------------------------------------------------------
Net income                           $ 1,315                    $ 1,838                    $ 1,334                    $ 1,522
================================================================================================================================
Earnings per share  -  Basic         $   .29                    $   .42                    $   .31                    $   .35
                    -  Diluted       $   .29                    $   .40                    $   .30                    $   .34
================================================================================================================================


                                                                               2001
                                  ----------------------------------------------------------------------------------------------
                                  FIRST QUARTER             SECOND QUARTER              THIRD QUARTER             FOURTH QUARTER
                                  -------------             --------------              -------------             --------------
Interest income                      $10,147                    $10,115                    $10,540                    $10,286
Interest expense                       5,298                      4,996                      5,349                      5,048
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                    4,849                      5,119                      5,191                      5,238
Provision for losses                     227                        159                        279                        279
Non-interest income                      760                        987                        909                        833
Non-interest expense                   3,991                      4,249                      4,429                      4,172
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes             1,391                      1,698                      1,392                      1,620
Income taxes                             471                        580                        452                        525
--------------------------------------------------------------------------------------------------------------------------------
Net income                           $   920                    $ 1,118                    $   940                    $ 1,095
================================================================================================================================
Earnings per share  -  Basic         $   .21                    $   .25                    $   .21                    $   .24
                    -  Diluted       $   .20                    $   .25                    $   .21                    $   .24
================================================================================================================================


(1) On September 30, 2002, the Corporation adopted SFAS No. 147. In accordance with this statement, the Corporation ceased amortization of goodwill, retroactive to January 1, 2002. The result was a $513,000 decrease in amortization expense in the third quarter.

WESTBANK CORPORATION AND SUBSIDIARIES




19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                       2002                      2001
==============================================================================================================================
BALANCE SHEETS
Assets
Cash                                                                                      $      337                $       73
Investment in subsidiaries                                                                    57,830                    54,646
Other investments                                                                                 34                        72
Other assets                                                                                   1,433                     1,238
------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           $   59,634                $   56,029
==============================================================================================================================
Liabilities                                                                               $       22                $       13
------------------------------------------------------------------------------------------------------------------------------
Mandatory redeemable preferred stock                                                          17,000                    17,000
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
   Preferred stock - none
   Common stock, par value $2 per share                                                        9,047                     8,632
   Additional paid-in capital                                                                 14,497                    11,782
   Retained earnings                                                                          18,780                    17,787
   Treasury stock                                                                             (2,091)                     (431)
   Accumulated other comprehensive loss                                                        2,379                     1,246
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                          42,612                    39,016
------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                             $   59,634                $   56,029
==============================================================================================================================


(DOLLARS IN THOUSANDS)                                             2002                      2001                      2000
==============================================================================================================================
STATEMENTS OF INCOME
Dividend from subsidiary                                        $    5,163                $    2,230                $    2,598
Interest expense                                                    (1,680)                   (1,627)                   (1,617)
Other expense - net                                                   (121)                     (108)                     (135)
------------------------------------------------------------------------------------------------------------------------------
Income before taxes and undistributed income
   of subsidiaries                                                   3,362                       495                       846
Income tax benefit                                                     595                       590                       600
Undistributed income of subsidiaries                                 2,052                     2,988                     2,342
------------------------------------------------------------------------------------------------------------------------------
Net income                                                      $    6,009                $    4,073                $    3,788
------------------------------------------------------------------------------------------------------------------------------

WESTBANK CORPORATION AND SUBSIDIARIES



19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                             2002                      2001                      2000
==============================================================================================================================
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
   Net income                                                   $    6,009                $    4,073                $    3,788
Operating activities:
   Equity in income of subsidiaries                                 (2,052)                   (2,988)                   (2,342)
   Decrease (increase) in other assets                                (195)                      303                      (184)
   Increase (decrease) in other liabilities                              9                         6                        (9)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            3,771                     1,394                     1,253
------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investment securities (purchases) maturities                         38                       (30)                      (32)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                     38                       (30)                      (32)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from stock options exercised                               (37)                       20                         3
   Proceeds from dividend reinvestment and optional
     stock purchases                                                   956                       529                       573
   Treasury shares redeemed                                         (2,615)                     (215)                   (1,127)
   Dividends paid                                                   (1,849)                   (1,694)                   (1,697)
------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                               (3,545)                   (1,360)                   (2,248)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                   264                         4                    (1,027)
Cash and cash equivalents at the beginning of the year                  73                        69                     1,096
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                $      337                $       73                $       69
==============================================================================================================================

INDEPENDENT AUDITORS' REPORT
WESTBANK CORPORATION AND SUBSIDIARIES





Shareholders and Board of Directors,
Westbank Corporation


We have audited the consolidated balance sheets of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated Financial Statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangible assets to conform to Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", and No. 147, "Acquisition of Certain Financial Institutions."


DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 29, 2003

CORPORATE DIRECTORY
WESTBANK CORPORATION AND SUBSIDIARIES

DIRECTORS
WESTBANK CORPORATION AND WESTBANK
=============================================================================================================================
ERNEST N. LAFLAMME, JR.                   DAVID R. CHAMBERLAND                        ROBERT J. PERLAK
   Chairman of the Board,                    President,                                  Corporate Clerk,
   Westbank Corporation                      Chicopee Building Supply, Inc.              Westbank Corporation
   Treasurer,                                                                            Private Investor
   City of Chicopee                       DONALD R. CHASE
                                             Vice Chairman of the Board,              GEORGE R. SULLIVAN
ROLAND O. ARCHAMBAULT                        President and Chief Executive Officer,      Chief Executive Officer,
   President and Owner,                      Westbank Corporation                        Sullivan Paper Company, Inc.
   Pinnacle Raceway                          President and Chief Executive Officer,
                                             Westbank                                 JAMES E. TREMBLE
MARK A. BEAUREGARD                                                                       President,
   Attorney at Law,                       G. WAYNE MCCARY                                Valley Commmunications Systems, Inc.
   Resnic, Beauregard, Waite & Driscoll      President and Chief Executive Officer,
                                             Eastern States Exposition



OFFICERS
WESTBANK CORPORATION
=============================================================================================================================
DONALD R. CHASE                           GARY L. BRIGGS                              TRENTON E. TAYLOR
   President and Chief Executive Officer     Executive Vice President                    Senior Vice President
JOHN M. LILLY                             KATHLEEN A. JALBERT                         LLOYD S. HALL
   Treasurer and Chief Financial Officer     Senior Vice President                       Director of Auditing




WESTBANK
=============================================================================================================================
DONALD R. CHASE                           FINANCE DEPARTMENT                          LOAN CREDIT AND COLLECTION
   President and Chief Executive Officer  JOHN M. LILLY                               TRENTON E. TAYLOR
                                             Executive Vice President and Treasurer      Senior Vice President
AUDITING DIVISION                         HOWARD STANTON, III                         PATRICIA A. NEBOSKY
LLOYD S. HALL, CBA                           Vice President                              Vice President
   Director of Auditing                   IRVING M. WALKER, JR., CMA                  JOHN E. O'BRIEN
                                             Controller                                  Assistant Vice President
BRANCH ADMINISTRATION/
   HUMAN RESOURCES                        LOAN DIVISION                               RESIDENTIAL REAL ESTATE
KATHLEEN A. JALBERT                       GARY L. BRIGGS                              ANTONIO FILIPE
   Senior Vice President                     Executive Vice President                    Senior Vice President
DEBORAH A. KUMIEGA                        PAUL M. ACCORSI                             WOLFGANG A. ADAMETZ
   Vice President                            Senior Vice President                       Vice President
KATHRYN J. SAUCIER                        DENISE M. BREWER
   Assistant Vice President                  Senior Vice President                    TRUST DIVISION
ALMA D. MOREY                             CLIFFORD R. BORDEAUX                        ROBERT A. GIBOWICZ
   Branch Administration Officer             Vice President                              Senior Trust Officer
SUSAN M. ALDRICH                          GERARD E. DRAPEAU                           WILLIAM M. VARANKA
   Human Resources Officer                   Vice President                              Vice President
                                          RICHARD N. HANCHETT
EDP/OPERATIONS                               Vice President
S. STEVE KONIECKI                         JOSEPH S. LEMAY
   Senior Vice President                     Vice President
                                          JOSEPH P. YOUNG
                                             Vice President
                                          MICHAEL A. HARRINGTON
                                             Commercial Loan Officer
                                          J. KEVIN HOURIHAN
                                             Dealer Account Officer

CORPORATE INFORMATION
WESTBANK CORPORATION AND SUBSIDIARIES


WESTBANK CORPORATION
Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400

ANNUAL MEETING
The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 16, 2003 at nine o'clock in the morning at the Best Western Sovereign Hotel & Conference Center, 1080 Riverdale Street, West Springfield, Massachusetts.

TRANSFER AGENT AND REGISTRAR
Westbank-Trust Department

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Stamford, Connecticut

CORPORATE COUNSEL
Doherty, Wallace, Pillsbury and Murphy, P.C.
Springfield, Massachusetts

INFORMATION SERVICE
Westbank Corporation welcomes stockholder and public interest in our services and activities. Questions pertaining to material presented in this Report and requests for a copy of the Annual Report (Form 10-K) filed with the Securities and Exchange Commission should be directed to John M. Lilly, Treasurer and Chief Financial Officer, at the above address.

EQUAL OPPORTUNITY EMPLOYER
The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.

COMMON STOCK - MARKET INFORMATION
The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASDAQ regional market quotations.

================================================================================
                     2002                               2001
                 BID                                BID
           HIGH      LOW    DIVIDEND          HIGH      LOW    DIVIDEND
================================================================================
First     $11.10    $ 9.10    $.11           $ 7.86    $ 6.67    $.10
Second     13.43     10.58     .11             9.10      7.67     .10
Third      13.53     11.19     .11             9.48      8.84     .10
Fourth     13.19     12.39     .11             9.24      8.67     .10

All stock prices have been adjusted for the 5% stock dividend declared and distributed January 2003.

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2003 the Corporation had 1,257 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call Westbank's Trust Department at (413) 747-1400. The following firms make a market in Westbank Corporation's common stock:

Adams, Harkness & Hill, Inc.
Advest Inc.
Goldman, Sachs & Co.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
McConnell, Budd & Downes, Inc.
Moors & Cabot, Inc.
Ryan, Beck & Co., Inc.